Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

AMALGAMATED FINANCIAL CORP.

AMALGAMATED MERGER SUBSIDIARY, INC.,

and

AMALGAMATED INVESTMENTS COMPANY

Dated as of September 21, 2021

TABLE OF CONTENTS

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LIST OF EXHIBITS

Exhibit	Description

A	Form of Wrobel Support Agreement

B	Form of Minority Support Agreement

C	Bank Agreement of Merger

D	Form of Claims Letter

E-1	Form of Wrobel Consulting Agreement

E-2	Form of Landenberger Consulting Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 21, 2021, is by and among Amalgamated Financial Corp., a Delaware benefit corporation (“Buyer”), Amalgamated Merger Subsidiary, Inc., an Illinois corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and Amalgamated Investments Company, an Illinois corporation (“Seller”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub, and Seller have determined that it is in the best interests of their respective companies and shareholders for Buyer to acquire Seller pursuant to the terms of this Agreement and have unanimously approved the merger of Merger Sub with and into Seller, with Seller being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Seller Common Stock will be converted into the right to receive the Merger Consideration from Buyer;

WHEREAS, the Board of Directors of Seller has recommended that Seller’s shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, within 24 hours of the execution of this Agreement, Seller is delivering to Buyer (a) a support agreement in substantially the form attached hereto as Exhibit A executed by each of the shareholders of Seller listed on Schedule A (the “Wrobel Support Agreements”), and (b) a support agreement substantially in the form attached hereto as Exhibit B executed by each of the shareholders of Seller listed on Schedule B (the “Minority Support Agreements” and, together with the Wrobel Support Agreements, each, a “Support Agreement” and collectively, the “Support Agreements”);

WHEREAS, Buyer, Merger Sub, and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into Seller in accordance with the Illinois Business Corporation Act of 1983, as amended (the “IBCA”). Seller shall be the Surviving Corporation resulting from the Merger and shall be governed by the Laws of the State of Illinois. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Seller and Merger Sub.

1.2  Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3  Effective Time.

The Merger shall become effective as set forth in the articles of merger relating to the Merger that shall be filed with the Secretary of State of the State of Illinois (the “Articles of Merger”) and, if applicable, any federal or state bank regulatory agencies on or as nearly as practicable to the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.4  Restructure of Transactions.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller directly with and into Buyer; provided, that no such revision to the structure of the Merger (a) results in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock are entitled to receive under this Agreement, (b) unreasonably impedes or delays consummation of the Merger, or (c) imposes any less favorable terms or conditions on Seller or Seller Bank with Seller’s consent. Buyer may request such consent by giving written notice to Seller in the manner provided in Section 10.7, which notice shall be in the form of an amendment to this Agreement, a proposed amendment to this Agreement, or an Amended and Restated Agreement and Plan of Merger, and shall include the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5  Bank Merger and Second Step Merger.

(a)               Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Amalgamated Bank, a New York state-chartered bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), and Amalgamated Bank of Chicago, an Illinois state-chartered bank and wholly-owned subsidiary of Seller (“Seller Bank”), shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit C, with such changes thereto as Buyer may reasonably request, pursuant to which Seller Bank will merge with and into Buyer Bank (the “Bank Merger”). The Bank Agreement of Merger shall provide that the officers and directors of Buyer Bank as the surviving entity of the Bank Merger shall be all of the officers and directors of Buyer Bank serving immediately prior to the Bank Merger. The Parties intend that the Bank Merger will become effective immediately following the Second Step Merger.

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(b)               On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the Delaware General Corporation Law and the IBCA, Buyer shall cause the Surviving Corporation to be merged with and into Buyer, with Buyer being the surviving entity in such merger (the “Second Step Merger”). Buyer shall continue its existence under the Laws of the State of Delaware, and the separate corporate existence of the Surviving Corporation shall cease as of the effective time of the Second Step Merger. In furtherance of the foregoing, Buyer shall cause a certificate of merger and articles of merger relating to the Second Step Merger to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, respectively, and the Second Step Merger shall become effective as of the date and time specified in such certificate of merger and articles of merger.

Article 2
TERMS OF MERGER

2.1  Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of the Surviving Corporation upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time. The Articles of Incorporation of Buyer upon consummation of the Second Step Merger shall be the Articles of Incorporation and Bylaws of Buyer in effect immediately prior to the effective time of the Second Step Merger.

2.2  Directors and Officers.

The directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub in office immediately prior to the Effective Time. The officers of the Surviving Corporation immediately after the Merger shall be the officers of Merger Sub immediately prior to the Effective Time. Each of the directors and officers of the Surviving Corporation immediately after the Merger shall hold office until his or her successor is elected or appointed and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The directors of Buyer immediately after the Second Step Merger shall be the directors of Buyer in office immediately prior to the effective time of the Second Step Merger. The officers of Buyer immediately after the Second Step Merger shall be the officers of Buyer immediately prior to the effective time of the Second Step Merger. Each of the directors and officers of Buyer immediately after the Second Step Merger shall hold office until his or her successor is elected or appointed and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of Buyer.

Article 3
EFFECT OF THE MERGER ON CAPITAL STOCK

3.1  Effect on Merger Sub Common Stock and Seller Common Stock.

(a)                At the Effective Time, in each case subject to Section 3.1(d), by virtue of the Merger and without any action on the part of the Parties, the following shall occur:

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(i)                 each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into an outstanding share of Surviving Corporation common stock; and

(ii)               each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and shares of Seller Common Stock that are owned by holders of Seller Common Stock properly exercising their dissenters’ rights under the IBCA (the “Dissenter Shares”)) shall be converted into the right to receive cash in an amount equal to (A) the Per Share Base Purchase Price, and (B) the Per Share Contingent Purchase Price, if any, in accordance with Section 3.1(c), in each case less any applicable withholding Taxes.

(b)               At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and (i) each certificate previously representing any such shares of Seller Common Stock (collectively, the “Certificates”); and (ii) each book-entry share previously representing any such shares of Seller Common Stock (collectively, the “Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration; provided, that any Dissenter Shares shall thereafter represent only the right to receive the payment set forth in Section 3.6.

(c)                Within 60 days of the Determination Date as provided in Section 3.7, Buyer shall, or shall cause the Exchange Agent to, pay to each former holder of a Certificate or Book-Entry Shares, the Per Share Contingent Purchase Price, if any, multiplied by the number of shares of Seller Common Stock evidenced by such Certificate or Book-Entry Shares. Buyer shall operate between the Effective Time and the Determination Date (such period, the “Measurement Period”) in the long-term best interest of Buyer and its stockholders (in their capacities as such) as a whole; provided, however, Buyer is under no obligation to maximize the Per Share Contingent Purchase Price. Buyer shall operate its business in good faith during the Measurement Period and shall not take any action solely intended to reduce the Per Share Contingent Purchase Price.

(d)               If, prior to the Effective Time, the outstanding shares of Seller Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Base Purchase Price and the Per Share Contingent Purchase Price.

(e)                Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) (collectively, the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist.

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3.2  Exchange Procedures.

(a)                (i) Prior to the Effective Time, Buyer shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for (A) the Certificates and (B) the Book-Entry Shares. At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent sufficient funds to pay the aggregate Per Share Base Purchase Price that is payable in respect of all of the shares of Seller Common Stock represented by the Certificates and the Book-Entry Shares (other than (A) Excluded Shares and (B) Dissenter Shares) in amounts and at the times necessary for such payments (the “Initial Payment Fund”), and (ii) within 60 days of the Determination Date, Buyer shall deposit with the Exchange Agent sufficient funds to pay the aggregate Per Share Contingent Purchase Price, if any, that is payable in respect of the shares of Seller Common Stock represented by the Certificates and Book-Entry Shares in accordance with Section 3.1(c) (the “Contingent Payment Fund”).

(b)               As soon as reasonably practicable after the Effective Time, Buyer will mail or will cause the Exchange Agent to mail to the former shareholders of Seller appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, Book-Entry Shares or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). The transmittal materials and any agreement with the Exchange Agent shall be submitted to Seller for its review at least ten days before the Closing Date. In the event of a transfer of ownership of shares of Seller Common Stock represented by one or more certificates that are not registered in the transfer records of Seller, the Per Share Base Purchase Price payable for such shares as provided in Section 3.1 may be issued to a transferee if the Certificate(s) or Book-Entry Share(s) representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing a Seller Common Stock certificate shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Merger Consideration as provided for in Section 3.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent, incurred in connection with the distribution of the Merger Consideration as provided in Sections 3.1.

(c)                After the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the Certificate(s) or Book-Entry Share(s) representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, without interest, pursuant to this Section 3.2. The Certificate(s) or Book-Entry Share(s) of Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.2.

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(d)               Any portion of the Initial Payment Fund or Contingent Payment Fund that remains unclaimed by the holders of shares of Seller Common Stock six months after the Determination Date shall be returned to Buyer, upon demand, and any such holder who has not exchanged shares of Seller Common Stock for the Merger Consideration prior to such time shall thereafter look only to Buyer (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither any Buyer Entity nor any Seller Entity nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Any amounts remaining unclaimed by holders of shares of Seller Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(e)                The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, in respect of which such deduction and withholding was made by the Exchange Agent.

(f)                Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenter Shares shall be returned to Buyer, upon demand.

3.3  Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Buyer and shall not be affected by the Merger.

3.4  Trust Preferred Securities.

Prior to the Effective Time, Buyer and Seller shall take all actions necessary for Buyer to enter into, and Buyer shall enter into, supplemental indentures with the trustee(s) of the indentures for Seller’s outstanding junior subordinated debt securities due January 7, 2034 (the “Seller Debentures”) issued in connection with the issuance of trust securities of Amalgamated Capital Trust I in order to evidence the assumption by Buyer of such indentures effective as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to Buyer, and, pursuant to such supplemental indenture, Buyer will agree to assume the covenants, agreements and obligations of Seller under the indenture, including the obligations to make all payments when due in respect of the Seller Debentures.

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3.5  Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Certificate or Book-Entry Share theretofore representing shares of Seller Common Stock (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Article 3. The contract right to receive the Per Share Contingent Purchase Price, if any, in accordance with Section 3.1(c) shall not be transferable, except (a) by will or operation of law, (b) in connection with estate and tax planning purposes, or (c) in the case of a shareholder who is an individual, to an Immediate Family Member, to a trust for the benefit of such shareholder or his or her Immediate Family Members, or upon such shareholder’s death.

3.6  Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by the IBCA shall be entitled to receive from Buyer, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provisions of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Buyer or Seller the Certificate(s) or Book-Entry Share(s) representing shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer shall deliver to such holder of shares of Seller Common Stock the Merger Consideration (without interest) in respect of such shares upon surrender by such holder of the Certificate(s) or Book-Entry Share(s) representing such shares of Seller Common Stock held by such holder.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

On or prior to the date hereof, Seller has delivered to Buyer a Seller Disclosure Memorandum setting forth, among other things, items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4 or to one or more of its covenants contained in Article 6.

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Seller represents and warrants to Buyer and Merger Sub, except as set forth in the applicable section of the Seller Disclosure Memorandum, as follows:

4.1  Organization, Standing, and Authority.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Illinois. Seller is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Seller Bank is an Illinois state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Illinois. Each of Seller and its Subsidiaries has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Seller and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of Seller and its Subsidiaries have been made available to Buyer for its review and, except as disclosed in Section 4.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. Seller Bank is an “insured institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Seller Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

4.2  Authority of Seller; No Breach by Agreement.

(a)                Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Seller’s shareholders in accordance with this Agreement and the IBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to (i) the approval of this Agreement by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote, and (ii) the Majority of Minority Approval, which are the only Seller shareholder votes required for approval of this Agreement and consummation of the Merger (collectively, the “Requisite Seller Shareholder Approvals”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Seller Shareholder Approvals, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b)               Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the Articles of Incorporation or Bylaws of any Seller Entity or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 4.2 of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Seller Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Seller Entity being reassessed or revalued by any Regulatory Authority).

(c)                Except for (i) the filing of applications and notices with, and approval of such applications and notices from, as applicable, the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the Illinois Department of Financial and Professional Regulation (the “IDFPR”) and the New York State Department of Financial Services (the “NYDFS”); (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices; (iii) the delivery of a notice and form of shareholder written consent to be obtained (a “Consent Notice”), or the mailing of a proxy statement (a “Proxy Statement”) relating to the Seller’s Shareholders’ Meeting to be held, in connection with this Agreement and the transactions contemplated by this Agreement (collectively, a “Shareholders Notice”); (iv) the filing of the Articles of Merger; (v) to the Knowledge of Seller any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, or that are required under consumer finance, mortgage banking and other similar laws; and (vi) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Seller of this Agreement.

4.3  Capital Stock.

(a)                The authorized capital stock of Seller consists of (i) 1,000,000 shares of Class A Common Stock, $0.01 par value per share (“Seller Common Stock”), of which 164,062 shares are issued and outstanding as of the date of this Agreement, (ii) 1,000,000 shares of Class B Common Stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement, (iii) 1,000,000 shares of Common Stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement, and (iv) 1,000,000 shares of Preferred Stock, no par value per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

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(b)               There are no shares of capital stock or other equity securities of Seller reserved for issuance and no outstanding Rights relating to the capital stock of Seller.

(c)                There are no shares of Seller capital stock or other equity securities of Seller outstanding and there are no outstanding Rights with respect to any Seller securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Seller. Seller is not presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding shares of capital stock or any of its shares of capital stock that may be subsequently issued.

4.4  Seller Subsidiaries.

Except as set forth on Section 4.4(c) of the Seller Disclosure Memorandum, Seller has no Subsidiaries except Seller Bank, and Seller owns all of the equity interests in Seller Bank. No capital stock (or other equity interest) of Seller Bank or any other Seller Subsidiary is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which Seller Bank or any other Seller Subsidiary is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of Seller Bank or such Subsidiary (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of Seller Bank or such Subsidiary. All of the shares of capital stock (or other equity interests) of Seller Bank and each other Seller Subsidiary are fully paid and nonassessable and are owned directly by Seller free and clear of any Lien.

4.5  Securities Offerings; Financial Statements.

(a)                Each offering or sale of securities by Seller (i) was made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

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(b)               Each of the Seller Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), fairly presented the financial position of Seller at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)                Seller’s independent public accountants, which have expressed their opinion with respect to the Seller Financial Statements of Seller (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (ii) “independent” with respect to Seller within the meaning of Regulation S-X. Seller’s independent accountants have audited Seller’s year-end financial statements that are included in the Seller Financial Statements. Section 4.5(c) of the Seller Disclosure Memorandum lists all non-audit services performed by Seller’s independent accountants for Seller or any of its Subsidiaries.

4.6  Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto, except Liabilities which are (a) accrued or reserved against in the consolidated balance sheet of Seller as of June 30, 2021, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (b) incurred in the ordinary course of business consistent with past practices, or (c) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Seller Disclosure Memorandum lists, and Seller has attached and delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “Off-Balance Sheet Arrangements” (as defined in Item 303(c)(2) of Regulation S-K of the Exchange Act) effected by Seller other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Seller Disclosure Memorandum or as reflected on Seller’s balance sheet at June 30, 2021, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person. Except (i) as reflected in Seller’s balance sheet at June 30, 2021 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (ii) for liabilities incurred in the ordinary course of business since June 30, 2021 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Seller nor any Seller Subsidiary has any Material Liabilities or obligations of any nature.

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4.7  Absence of Certain Changes or Events.

Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Seller Disclosure Memorandum, (a) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (b)  none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in this Agreement, and (c) since December 31, 2020, the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the Seller Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Seller and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the Merger. For purposes of this Agreement, the term “ordinary course” with respect to either the Seller Entities or the Buyer Entities, shall take into account the commercially reasonable actions taken by such party in response to the Pandemic and the Pandemic Measures.

4.8  Tax Matters.

(a)                All Seller Entities have timely filed (taking into account any valid extensions) with the appropriate Taxing Authorities all Tax Returns required to be filed by the Seller Entities. All such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid or, if not yet due and payable, are properly accrued on the Seller Financial Statements in accordance with GAAP. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b)               None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of a Seller Entity which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)                Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the reporting and payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, or other party and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

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(d)               The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns. Except as described in Section 4.8(d) of the Seller Disclosure Memorandum, none of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group (other than a group the members of which include only Seller Entities) filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(e)                During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(f)                Except as disclosed in Section 4.8(f) of the Seller Disclosure Memorandum, none of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Sections 280G or 404 of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Seller Entities that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Seller Entities disclosed in Section 4.8(f) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(g)               Each of the Seller Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(h)               No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(i)                 No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

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(j)                 No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(k)               Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(l)                 No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(m)             Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods since December 31, 2015 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

(n)               No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(o)              No Seller Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Seller or a Seller Entity.

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4.9  Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)                Seller’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (in the judgment of management and within applicable regulatory requirements or guidelines and under GAAP) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof. The Seller Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)               As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness and (iii) to the extent secured, have been secured, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of June 30, 2021 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer. Except as specifically set forth in Section 4.9(b) of the Seller Disclosure Memorandum, Seller is not a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (A) delinquent by more than 30 days in the payment of principal or interest, (B) otherwise, to the Knowledge of Seller, in material default for more than 30 days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Seller or by any applicable Regulatory Authority, (D) an obligation of any director, executive officer or 10% shareholder of any Seller Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (E) in violation, to the Knowledge of Seller, of any Law.

(c)              All securities held by Seller, as reflected in the balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments—Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the Seller Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, none of the securities reflected in the Seller Financial Statements as of December 31, 2020, and none of the securities since acquired by Seller is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

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(d)              All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account or its customers (all of which were disclosed in Section 4.9(d) of the Seller Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Seller, nor to Seller’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10     Assets.

(a)                Except as disclosed in Section 4.10(a) of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices for Seller’s business as currently being conducted.

(b)               All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c)                The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond. Except as disclosed in Section 4.10(c) of the Seller Disclosure Memorandum, there are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Seller has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)               The Assets of the Seller Entities include all Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted. All real and personal property which is material to the business of the Seller Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. All improved real property owned or leased by the Seller Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

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4.11     Intellectual Property.

Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in Material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to Seller’s Knowledge, threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold, or licensed by such Seller Entity in the course of its business, nor has any Person to Seller’s Knowledge, claimed or alleged any rights to such Intellectual Property. To Seller’s Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other Person in any material respect. Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, no Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. To Seller’s Knowledge, no officer, director, or employee of any Seller Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Seller Entity.

4.12     Environmental Matters.

(a)                Seller has made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Seller Entity relating to its Participation Facilities and Operating Properties. To the Knowledge of Seller, there are no material violations of Environmental Laws on properties that secure loans made by Seller or any of its Subsidiaries.

(b)               To the Knowledge of Seller, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in material compliance with all Environmental Laws.

(c)                There is no Litigation pending and Seller has received no written notice of any threatened environmental enforcement action, investigation, or litigation before any Governmental Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.

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(d)               To the Knowledge of Seller, during the period of (i) any Seller Entity’s ownership or operation of an Operating Property or (ii) any Seller Entity’s participation in the management of any Participation Facility, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (A) any Seller Entity’s ownership or operation of an Operating Property, or (B) any Seller Entity’s participation in the management of any Participation Facility, to Seller’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property. During and (to Seller’s Knowledge) prior to the period of (1) Seller Entity’s ownership or operation of any of their respective Operating Properties and (2) any Seller Entity’s participation in the management of any Participation Facility, there have been no material violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

4.13     Compliance with Laws.

(a)              Each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(b)              None of the Seller Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business, except as disclosed in Section 4.13(b) of the Seller Disclosure Memorandum. Seller and each insured depository Seller Subsidiary is “well-capitalized” (as that term is defined at 12 C.F.R. 6.4(b)(1) or the relevant regulation of the institution’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s)), and the institution’s CRA rating is no less than “satisfactory,” except as disclosed in Section 4.13(b) of the Seller Disclosure Memorandum. Seller Bank is an “eligible depository institution” for purposes of expedited processing under 12 C.F.R. 302.2(r) and 303.64. All deposit liabilities of Seller and its Subsidiaries are insured by the FDIC to the fullest extent under the law. Seller and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

(c)              Except as disclosed in Section 4.13(c) of the Seller Disclosure Memorandum, none of the Seller Entities has received any notification or communication from any Governmental Authority (i) asserting that Seller or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Seller or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(d)              Except as disclosed in Section 4.13(d) of the Seller Disclosure Memorandum, there (i) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, (ii) are no notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (iii) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any investigation, or review of it or any of its Subsidiaries.

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(e)              None of the Seller Entities nor, to the Knowledge of Seller, any of their respective directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(f)              To the Knowledge of Seller, each Seller Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Seller Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

4.14     Labor Relations.

(a)                Except as disclosed in Section 4.14(a) of the Seller Disclosure Memorandum, no Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Seller’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any Seller Entity pending or, to the Knowledge of Seller, threatened and there have been no such actions or disputes in the past five years. To Seller’s Knowledge, except with respect to those collective bargaining agreement(s) listed in Section 4.14(a) of the Seller Disclosure Memorandum, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity.

(b)               Except as disclosed in Section 4.14(b) of the Seller Disclosure Memorandum, (i) employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (A) any penalty, Liability, or severance obligation incurred by any Seller Entity, or (B) prior consent by any Governmental Authority; and (ii) no Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, and sick leave obligations incurred and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, which have been properly accrued for on the Seller Financial Statements in accordance with GAAP. Section 4.14(b)(ii) of the Seller Disclosure Memorandum expressly lists the amounts that will be owed to any employee or independent contractor as a result of the transactions contemplated by this Agreement.

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(c)                Each Seller Entity is and for the past three years has been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees and applicants for employment of each Seller Entity, including, but not limited to, all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of Seller, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

(d)               No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No Seller Entity employee has suffered an “employment loss” (as defined in the WARN Act) within six months prior to the Closing Date.

(e)                Section 4.14(e) of the Seller Disclosure Memorandum contains a list of the following for each employee or independent contractor of each Seller Entity, including each employee on leave of absence or layoff status (separately listed by Seller Entity): name; department; job title; worker classification (employee or contractor); current salary or wage rate; and if on leave of absence or layoff status, type of leave and expected date of return. Each Person classified by a Seller Entity as an independent contractor meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any Seller Entity under any applicable Law.

(f)                To the Knowledge of the Seller Entities, no employee or independent contractor of the Seller Entities is party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or independent contractor of Buyer Bank, or (ii) the ability of Buyer Bank to conduct its business. No employee or independent contractor has communicated to the Seller Entities, or to any of their officers or directors, that such Person intends to cancel or otherwise terminate such Person’s employment or service as a result of the consummation of the transactions contemplated hereby.

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(g)               The Seller Entities have, since April 1, 2020, (i) retained all information required to substantiate any Qualified Leave Wages, and any Qualified Health Plan Expenses (each as defined in the Families First Coronavirus Response Act (“FFCRA”)), as required by the IRS, including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable; (ii) not funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses, or any Medicare Tax on Qualified Leaves Wages from amounts allocated to or reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the IRS, in each case, whether or not shown on the Seller Financial Statements; (iii) not requested “advance payment of employer credits” on IRS Form 7200 or otherwise or received a refund for Tax credits for Qualified Leave Wages or any “employee retention credit” as described in Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”); and (iv) have not made a claim for Tax credits in respect of the same wages pursuant to the FFCRA or the CARES Act. The Seller Entities have not applied for or obtained a Paycheck Protection Program (“PPP”) loan through the U.S. Small Business Administration (the “SBA”) under the CARES Act.

4.15     Employee Benefit Plans.

(a)                Seller has disclosed in Section 4.15(a) of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or any ERISA Affiliate thereof for the benefit of current or former employees retirees, directors, independent contractors, or their spouses, dependents or other beneficiaries (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Seller Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.” Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 4.15(a) of the Seller Disclosure Memorandum.

(b)               Seller has delivered to Buyer prior to the execution of this Agreement with respect to each existing Seller Benefit Plan, to the extent applicable, (i) the governing plan documents, including, all trust agreements, life insurance contracts, and other funding arrangements, and all amendments thereto (or, if not written, an accurate description of the material terms thereof), (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2019-19 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for the current plan year and the three preceding plan years, (v) the most recent summary plan description and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC received or sent during this calendar year or any of the preceding three calendar years.

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(c)                Each Seller Benefit Plan has at all time been operated in compliance in all material respects with the terms of such Seller Benefit Plan, and such operations and all plan documentation has at all times complied in all material respects with the applicable requirements of the Code, ERISA, and other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon an opinion letter issued to a prototype plan under which the Seller ERISA Plan has been adopted and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)               There has been no material oral or written representation or communication with respect to any aspect of the Seller Benefit Plans made to employees of Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Seller nor, to the Knowledge of Seller, any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA or the Code. To the Knowledge of Seller, no “Party in Interest” (as defined in ERISA Section 3(14)) or “Disqualified Person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “Prohibited Transaction” (as described in Code Section 4975(c) or ERISA Section 406). There are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan.

(e)                All reports, returns, audited or unaudited financial statements, actuarial valuations, and summary annual reports issued with respect to the Seller Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or the PGBC, and there have been no changes, material misstatements, or omissions in the information set forth therein.

(f)                Each Seller Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the employer-shared responsibility requirements, and to the Knowledge of Seller, no event has occurred nor circumstances exist that could reasonably be expected to cause any Seller Entity to be subject to any Taxes assessable under Sections 4980H(a) or 4989H(b) of the Code. Each Seller Entity has complied with all annual health insurance coverage reporting requirements under Code Sections 6055 and 6056. Except as disclosed in Section 4.15(f) of the Seller Disclosure Memorandum, no Seller Entity has sponsored or maintained, and no Seller Benefit Plan is or has been funded by, associated with, or related to, a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

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(g)               Except as set forth in Section 4.15(g) of the Seller Disclosure Memorandum, none of the Seller Entities nor any of their respective ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, (i) a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA; (ii) any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA); or (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066. Within the seven calendar years prior to the Effective Time, there has been no “partial withdrawal” or “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA, respectively) by any Seller Entity or any of their ERISA Affiliates from any multiemployer plan. No Seller Party, nor any of their ERISA Affiliates, has engaged in, or is a successor or parent corporation to any entity that has engaged in, a transaction described in Sections 4069 or 4212 of ERISA.

(h)            With respect to any Seller Pension Plan disclosed on Section 4.15(g) of the Seller Disclosure Memorandum, except for the specific amounts set forth in Section 4.15(h) of the Seller Disclosure Memorandum, (i) the market value of the assets of such plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to such plan and consistent with such plan’s past practice; (ii) the Seller Entities have not incurred, and the Seller Entities have no reason to expect that any Seller Entity will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code; (iii) no “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to such plan; (iv) no proceeding by the PBGC to terminate such plan has been instituted or, to the Knowledge of Seller, threatened; and (v) all contributions which are due have been made to such plan and have materially complied with the deadlines prescribed by ERISA, and where contributions for any period ending on or before the Effective Time are not yet due, have been made to such plan or accrued on the Seller Financial Statements in accordance with GAAP.

(i)                 Except as disclosed in Section 4.15(i) of the Seller Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no Seller Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement. With respect to any arrangement disclosed in Section 4.15(i) of the Seller Disclosure Memorandum, except as specifically noted in such disclosure, there are no restrictions on the rights of the applicable Seller Entity to unilaterally amend or terminate any and all such plans and arrangements without incurring any Liability or obtaining any consent or waiver of any participant therein or any other Person. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

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(j)                 Except as disclosed in Section 4.15(j) of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute (including as defined under Code Section 280G), or otherwise) to any current or former employee or independent contractor (or beneficiary thereof) becoming due from any Seller Entity or under any Seller Benefit Plan (other than payment of severance, accrued vacation pay or other paid time-off, unemployment compensation or other payments or benefits which would be due to upon a termination of employment or service not related to the Merger or other transactions contemplated by this Agreement), (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any benefit or payment under any Seller Benefit Plan or otherwise modify the rights or obligations of any Seller Entity in, to or under any insurance on the life of any current or former employee or independent contractor of any Seller Entity. No Seller Entity has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for any Taxes as a result of Section 409A, 280G, or 4999 of the Code.

(k)               Section 4.15(k) of the Seller Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the estimated amount of all payments and benefits payable by any Seller Entity to any current or former employee or independent contractor (as determined based on the valuation principles described in Section 280G of the Code and the Treasury Regulations promulgated thereunder), pursuant to any employment, salary continuation, bonus, change in control, or other agreements, plans or arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated by this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”).

(l)                 The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of current and former employees and independent contractors of any Seller Entity and their respective beneficiaries have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(m)             All individuals who render services to any Seller Entity and who participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan. All Seller Entities have, for purposes of the Seller Benefit Plans and all other purposes, correctly, classified all individuals performing services for such Seller Entity as common law employees or independent contractors, as applicable.

(n)               Except as disclosed in Section 4.15(n) of the Seller Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds. Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

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(o)              Except as disclosed in Section 4.15(o) of the Seller Disclosure Memorandum, no Seller Benefit Plan, or other plan or arrangement is, (i) subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code and (ii) not exempt from Code Section 409A. Nothing has occurred or failed to occur that could reasonably be expected to result in the assessment of penalties under Section 409(A)(a)(2) against any current or former service provider of the Seller Entities with respect to any nonqualified deferred compensation plan (within the meaning of Code Section 409A) to which any of the Seller Entities is or has been a party. None of the Seller Entities or their ERISA Affiliates have terminated a nonqualified deferred compensation plan within the prior three calendar years.

4.16     Material Contracts.

(a)                Except as disclosed in Section 4.16(a) of the Seller Disclosure Memorandum, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, including, for the avoidance of doubt, any Contract that includes any provision regarding exclusivity, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000 per year), (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000 per year), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if Seller were subject to such reporting requirements (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Seller Contracts”).

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(b)               With respect to each Seller Contract and except as disclosed in Section 4.16(b) of the Seller Disclosure Memorandum: (i) the Contract is in full force and effect, (ii) no Seller Entity is in Default thereunder, (iii) no Seller Entity has repudiated or waived any material provision of any such Contract, (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder, and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Seller Disclosure Memorandum lists every consent required by any Contract. All of the indebtedness of any Seller Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business) is prepayable at any time by such Seller Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Seller Disclosure Memorandum.

4.17     Privacy of Customer Information.

(a)                To the Knowledge of Seller, each Seller Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

(b)               To the Knowledge of Seller, each Seller Entity’s collection and use of such IIPI, the transfer of such IIPI to Buyer and the Buyer Entities, and the use of such IIPI by the Buyer Entities as contemplated by this Agreement, complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Seller Entity Contract and industry standards relating to privacy.

4.18     Legal Proceedings.

Except as disclosed in Section 4.18 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Seller Benefit Plan or any other Person at the request of the Seller Entity or Seller Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity. No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller’s Knowledge, no basis for any such claim exists.

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4.19     Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.19 of Seller Disclosure Memorandum, since January 1, 2017, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20     Books and Records.

Seller and each Seller Entity maintain accurate books and records reflecting their Assets and Liabilities and maintain proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization, (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets, (c) access to Seller’s Assets is permitted only in accordance with management’s authorization, (d) the reporting of Seller’s Assets is compared with existing Assets at regular intervals, and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21     Loans to, and Transactions with, Executive Officers and Directors.

Seller has not, within the past six years, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer or principal shareholder (or equivalent thereof) of Seller or any of its Subsidiaries, except as permitted by Federal Reserve Regulation O or in the form of a participant loan made pursuant to and in accordance with a Seller Benefit Plan that is a 401(k) or profit sharing plan (as defined in the Code). Section 4.21 of the Seller Disclosure Memorandum sets forth a list of all loans permitted by Federal Reserve Regulation O as of the date hereof by Seller and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Seller or any of its Subsidiaries. There are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated. All such loans are and were originated in compliance in all material respects with all applicable Laws. Except as disclosed in 4.21 of the Seller Disclosure Memorandum, no director or executive officer of Seller, or, to the Knowledge of Seller, any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller.

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4.22     Regulatory Matters.

Except as disclosed in Section 4.22 of the Seller Disclosure Memorandum, no Seller Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a “Seller Regulatory Agreement”), nor to Seller’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Seller Regulatory Agreement.

4.23     State Takeover Laws.

Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” “interested shareholders” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24     Brokers and Finders; Opinion of Financial Advisor.

Except for Seller Financial Advisor, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Seller has received the opinion of the Seller Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of shares of Seller Common Stock is fair to each such holder from a financial point of view, a signed copy of which opinion has been delivered to Buyer. Section 4.24 of Seller Disclosure Memorandum lists and fees and expenses that that are currently owed to Seller Financial Advisor and that will be owed to Seller Financial Advisor as a result of transactions contemplated by this Agreement.

4.25     Board Recommendation.

Seller’s Board, at a meeting duly called and held, has by unanimous vote of the directors present (a) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of Seller’s shareholders, and (b) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and, unless the Requisite Seller Shareholder Approvals are obtained by written consent, to call and hold a meeting of Seller’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Seller Common Stock for approval.

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4.26     PPP and Main Street Lending Program.

To the extent that Seller or any of its Subsidiaries have originated or otherwise participated in any program or benefit created or modified by the CARES Act, including, but not limited to, the PPP, Seller or the applicable Seller Subsidiary has done so in material compliance with all Laws governing such program or benefit, including, but not limited to, all regulations and guidance issued by the SBA with respect to loans originated or in association with the PPP. Seller has not originated any loan under the PPP to any “Insider” as such term is defined under Federal Reserve Regulation O. Neither Seller nor any of its Subsidiaries have originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the Federal Reserve Board’s Main Street Lending Program (the “MSLP”), or extended credit or participated in any loan facility offered in conjunction with the MSLP.

4.27    Trust Business; Administration of Fiduciary Accounts. Seller Bank has properly administered in all material respects all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws. Seller Bank has not, nor to Seller Bank’s Knowledge, has any of its directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.28    Investment Management and Related Activities. Except as set forth on Section 4.28 of the Seller Disclosure Memorandum, none of Seller, any Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

4.29     Statements True and Correct.

(a)                No representation or warranty by Seller in this Agreement and no statement contained in the Seller Disclosure Memorandum or any certificate furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Shareholders Notice to be delivered to Seller’s shareholders in connection with a written consent or Seller’s Shareholders’ Meeting (if applicable), and any other documents to be filed by any Seller Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to any Shareholders Notice, when first delivered to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

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(c)                All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.30     Independent Investigation.

Seller has conducted its own independent investigation, review and analysis of each Buyer Entity and their Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of each Buyer Entity for such purpose. Seller acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in this Agreement; and (ii) neither Buyer, nor any other Person has made any representation or warranty as to a Buyer Entity, or this Agreement, except as expressly set forth in this Agreement.

4.31     Delivery of Seller Disclosure Memorandum.

Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

4.32     Confidential Supervisory Information.

The Parties understand and agree that nothing in this Agreement shall require or permit any Seller Entity to disclose Confidential Supervisory Information to any Buyer Entity, and no disclosure, representation or warranty shall be required to be made (or any action taken) pursuant to this Agreement that would involve the disclosure of Confidential Supervisory Information.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Merger Sub hereby represent and warrant to Seller as follows:

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5.1  Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Illinois, and each of Buyer and Merger Sub has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Buyer and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.2  Authority; No Breach by Agreement.

(a)                Each of Buyer and Merger Sub has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Buyer and Merger Sub. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)               Neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof, will conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or Bylaws or Merger Sub’s Articles of Incorporation or Bylaws.

(c)                Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the PBGC with respect to any Employee Benefit Plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Buyer or Merger Sub and the other transactions contemplated in this Agreement.

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5.3  Certain Actions.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

5.4  Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any director, employee or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, nor are there any Orders outstanding against any Buyer Entity, that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.5  Compliance with Laws.

Buyer is a registered bank holding company under the BHCA. The deposit accounts of each Buyer Entity that is a depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened. Buyer and each insured depository subsidiary of Buyer is “well-capitalized” and “well managed” (as those terms are defined in the relevant regulation of the institution’s primary federal bank regulator), and each such depository institution subsidiary’s rating under the CRA is no less than “satisfactory” in its most recently completed exam. As of the date of this Agreement, no depository institution subsidiary has been informed that its CRA rating will be downgraded below “satisfactory”.

5.6  Available Consideration.

Buyer has available to it, and will as of the Effective Time have available to it, all funds necessary for the payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.7  Regulatory Approvals.

To the Knowledge of Buyer, no fact or condition exists with respect to the business or operations of Buyer or Merger Sub which Buyer or Merger Sub has reason to believe may cause the Regulatory Authorities to deny or unduly delay the necessary approvals referred to in Section 8.1(b) and Section 8.1(c) of this Agreement.

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5.8  Information Supplied.

None of the information supplied or to be supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Shareholders’ Notice will, at the date it is first mailed to Seller’s shareholders or at the time of the meeting of Seller’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

5.9  Independent Investigation.

Buyer has conducted its own independent investigation, review and analysis of each Seller Entity and their Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of each Seller Entity for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including the related portions of the Seller Disclosure Memorandum); and (ii) neither Seller, nor any other Person has made any representation or warranty as to a Seller Entity, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Seller Disclosure Memorandum).

5.10 Regulatory Reports.

Since January 1, 2017, Buyer and its Subsidiaries have filed all material reports, registrations, and statements, together with any amendments required to be made with respect thereto, required to be filed with the SEC, NASDAQ, Federal Reserve, FDIC and NYDFS and other Governmental Authorities (the “Buyer Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, to Buyer’s Knowledge, the Buyer Regulatory Reports complied in all material respects with the Laws enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1  Affirmative Covenants of Seller and Buyer.

(a)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties set forth in this Agreement to be true and correct at all times, and (iv) maintain Seller Bank’s allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Seller Bank.

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(b)              Seller and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Parties and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such Seller and its Subsidiaries requested by Buyer; provided, that the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2  Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity;

(b)               incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of any Seller Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of retail deposit liabilities, purchases of federal funds, advances from the Federal Reserve, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank or wholesale, internet, and brokered certificates of deposit), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

(c)                prepay any indebtedness if doing so would cause Seller or any of its Subsidiaries to incur any prepayment penalty, or purchase, accept, or renew any brokered deposits, except in the ordinary course of business materially consistent with past practice;

(d)               repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Employee Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or except as set forth in Section 6.2(d) of the Seller Disclosure Memorandum, declare or pay any dividend or make any other distribution in respect of Seller’s or Seller Bank’s capital stock;

(e)                issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

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(f)                adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(g)               except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(h)               (i) grant any bonus or increase the compensation or benefits to any current or former employee or independent contractor of any Seller Entity (except as set forth in Section 6.2(h) of the Seller Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay, any stay or other bonus, or any change in control or transaction bonus to any employee or independent contractor of any Seller Entity, (except as set forth in Section 6.2(h) of the Seller Disclosure Memorandum), or (iii) issue any Rights or phantom awards based on the value of Seller Common Stock or any Rights;

(i)                 Except as set forth in Section 6.2(i) of the Seller Disclosure Memorandum, enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except in the case of amendments to comply with Section 409A of the Code or 280G of the Code;

(j)                 (i) adopt any new Employee Benefit Plan of any Seller Entity, (ii) terminate or withdraw from, or make any material change in or to, any existing Seller Benefit Plans, including accelerating or vesting benefits or payments thereunder, other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or (iii) make any distributions from any Seller Benefit Plan or welfare plans, except as required by Law or as contemplated by this Agreement, or the terms of such plans;

(k)               make any material changes to any collective bargaining agreement or other agreement or arrangement in effect with a union to which it is a party, or enter into or adopt any such agreement or arrangement, except as set forth on Section 6.2(k) of the Seller Disclosure Memorandum;

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(l)                 make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(m)             commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for money damages or restrictions upon the operations of any Seller Entity except as described in Section 6.2(m) of the Seller Disclosure Memorandum;

(n)               enter into, modify, renew (including by automatic renewal), amend, or terminate any material Contract other than with respect to those involving (i) aggregate payments of less than, or (ii) the provision of goods or services with a market value of less than, $50,000 per annum;

(o)               except for loans or extensions of credit made on terms generally available to the public, or participant loans pursuant to a Seller Benefit Plan that is a 401(k) or profit sharing plan, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(p)               restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(q)               make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(r)                 (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; or (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice;

(s)                voluntarily make any material changes to its trust business or the operation thereof, including, without, limitation, by increasing the fees it charges for any of its trust services, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace;

(t)                 establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(u)               take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

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(v)               implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)             take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger;

(x)               make any new loans or extensions of credit in excess of $3,000,000 or the renewal, extension or renegotiation of any existing loans or extensions of credit in an amount in excess of $3,000,000 without prior consultation with Buyer; provided, however, that the renewal, extension or renegotiation of any loan in excess of $1,000,000 that is classified as “Substandard” or worse shall also require prior consultation with Buyer;

(y)               enter into any stock or asset purchase agreement or any plan or agreement of consolidation, merger, share exchange, or reorganization with any Person or any indication of interest, letter of intent, or agreement in principle with respect thereto; or

(z)                agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

6.3  Adverse Changes in Condition.

Seller agrees to give written notice promptly to Buyer upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (b) would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (c) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4  Reports.

Seller shall also make available to Buyer monthly financial statements. The financial statements of Seller, whether or not contained in any such reports filed with any Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).

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6.5 Pending Dispute.

Seller or Seller Bank, as applicable, will use commercially reasonable efforts to resolve, within 90 days from the date of this Agreement and in a manner reasonably satisfactory to Buyer, the dispute described on Section 6.5 of the Seller Disclosure Memorandum.

Article 7

ADDITIONAL AGREEMENTS

7.1  Shareholder Approvals.

(a)                Seller shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement in order to obtain the Requisite Seller Shareholder Approvals. Seller shall use its reasonable best efforts to (i) deliver a Consent Notice and form of written consent to each shareholder of Seller for the Requisite Seller Shareholder Approvals in accordance with applicable Law and Seller’s Articles of Incorporation and Bylaws, and (ii) obtain the Requisite Seller Shareholder Approvals within 15 Business Days of the date of this Agreement. In the event that the Requisite Seller Shareholder Approvals are not obtained by written consent within such period, and Buyer does not elect to terminate this Agreement pursuant to Section 9.1(h), Seller shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold the Seller’s Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Seller’s Board shall recommend that its shareholders approve this Agreement in accordance with the IBCA (the “Seller Recommendation”) and shall include such recommendation in the Proxy Statement, except to the extent Seller’s Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Seller shall solicit and use its reasonable efforts to obtain the Requisite Seller Shareholder Approvals.

(b)               Neither Seller’s Board nor any committee thereof shall, except as expressly permitted by this Section, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Approvals, Seller’s Board may make an Adverse Recommendation Change if and only if:

(i)                 Seller’s Board determines in good faith, after consultation with outside counsel, and the Seller Financial Advisor, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

(ii)               Seller’s Board determines in good faith, after consultation with Seller’s outside counsel, and the Seller Financial Advisor, that a failure to accept such Superior Proposal would result in Seller’s Board breaching its fiduciary duties to Seller and its shareholders under applicable Law;

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(iii)             Seller’s Board provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change by the fifth Business Day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five Business Day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three Business Days following the giving of such new Notice of Recommendation Change);

(iv)             after providing such Notice of Recommendation Change, Seller shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent five Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable Seller’s Board to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and

(v)               Seller’s Board, following such five Business Day period, again determines in good faith, after consultation with outside counsel, and the Seller Financial Advisor, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to Seller and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the IBCA as determined by Seller after consultation with Seller’s outside counsel, Seller shall submit this Agreement to its shareholders to act by written consent and, if necessary, at the Seller’s Shareholders’ Meeting even if Seller’s Board has made an Adverse Recommendation Change, in which case Seller’s Board may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Seller in the Proxy Statement or any appropriate amendment or supplement thereto.

7.2  Proxy Statement.

In the event that the Requisite Seller Shareholder Approvals are not obtained by written consent within 15 Business Days of the date of this Agreement, Seller shall, as promptly as practicable, prepare the Proxy Statement in material compliance with all Laws. Seller shall submit a draft of the Proxy Statement to Buyer and its counsel for their review prior to mailing the Proxy Statement to its shareholders. As promptly as practicable, Seller shall mail the Proxy Statement to its shareholders.

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7.3  Other Offers, etc.

(a)                From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Seller Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal; (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal; (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction; or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Seller Shareholder Approvals, this Section 7.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3; (B) Seller’s Board shall have determined in good faith, after consultation with Seller’s outside counsel and the Seller Financial Advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (C) Seller’s Board concludes in good faith, after consultation with its outside counsel and the Seller Financial Advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to Seller and its shareholders; (D)(1) at least five Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement; and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). In addition to the foregoing, Seller shall provide Buyer with at least five Business Days’ prior written notice of a meeting of Seller’s Board at which meeting Seller’s Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Seller shall keep Buyer reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b)               In addition to the obligations of Seller set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

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(c)                Seller shall, and shall cause its and its Subsidiaries’ directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

7.4  Consents of Regulatory Authorities.

Buyer shall use its commercially reasonable efforts to, within 15 Business Days of the date hereof, make all appropriate filings with Regulatory Authorities for approval of the transactions contemplated by this Agreement, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the FDIC; (b) NYDFS; and (c) any other Person or Regulatory Authority pursuant to any applicable Law for authority to consummate the transactions contemplated by this Agreement. In advance of any filing made under this Section 7.4, Seller and its counsel shall be provided with the opportunity to comment upon all nonconfidential portions thereof, and Buyer agrees promptly to advise Seller and its counsel of, and share with them, any material communication received by Buyer or its counsel from any Regulatory Authorities with respect to the nonconfidential portions of such filings. The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5  Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

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7.6  Investigation and Confidentiality.

(a)                Prior to the Effective Time, Seller shall keep Buyer advised of all material developments relevant to its business and the consummation of the Merger and shall permit Buyer to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as Buyer reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by Buyer shall affect the ability of Buyer to rely on the representations and warranties of Seller. Between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements and the internal controls of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under applicable Laws, including Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)               Each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Parties concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Parties.

(c)                Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

7.7  Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, provided that such Party provides one Business Day’s advance notice to the other Parties.

7.8  Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

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7.9  Technology-Related Contracts.

Until the Effective Time, Seller shall advise Buyer of all anticipated extensions or renewals, including automatic renewals, and any notice periods required to terminate any such automatic renewals, of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving any Seller Entity. All Technology-Related Contracts of any Seller Entity are listed in reasonable detail in the Seller Disclosure Memorandum.

7.10     Employee and Benefits Matters.

(a)              All persons who are employees of the Seller Entities immediately prior to the Effective Time, and whose employment is not terminated prior thereto (each, a “Continuing Employee”) shall, at the effective time of the Second Step Merger, become employees of Buyer Bank; provided, however, that in no event shall any of the employees of the Seller Entities be officers of Buyer or Buyer Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of Buyer or Buyer Bank and in accordance with the Bylaws of Buyer or Buyer Bank. All of the Continuing Employees shall be employed at the will of Buyer Bank, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

(b)              As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or Buyer Bank employees with full credit for prior service with the Seller Entities solely for purposes of eligibility and vesting (but not for benefit accruals, except with respect to vacation/PTO and severance). If applicable, severance pay under Buyer’s severance plan shall be equal to one week of base salary pay for each completed year of employment or service, with a minimum payment equal to five weeks of base salary pay and a maximum payment equal to 26 weeks of base salary pay except for those employees listed in Section 7.10(b) of the Seller Disclosure Memorandum (employees who were transferred to open positions in the Seller Bank from the credit card department) who will receive two weeks plus two weeks of base salary for each completed year of employment or service plus COBRA payments for such period if terminated within six months of the Effective Time; provided, however, if any employee of Seller or Seller Bank would otherwise be entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change of control plan; (iii) this section; or (iv) any other program or arrangement, such employee shall be entitled to receive severance pay and benefits only under that agreement, plan or program that satisfies applicable Law and provides the employee with the most valuable severance package.

(c)               With respect to Buyer Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or his or her covered dependents who were covered under a similar Seller Benefit Plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Seller Employee Benefit Plan during that plan year prior to the transition effective date.

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(d)              Reserved.

(e)              No later than the day immediately prior to the Closing, the appropriate board of directors among the Seller Entities shall adopt resolutions terminating each Seller Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”) but contingent upon the Closing of the Merger and, in connection therewith, adopt all amendments to such 401(k) Plan as may be necessary to maintain compliance with Code Section 401(a) and other applicable provisions of Law applicable to such termination and to allow participants to elect in-kind rollovers of loans to Buyer’s 401(k) plan. Buyer or Buyer Bank shall cause its 401(k) plan to accept direct rollovers from such Seller Benefit Plan described in the preceding sentence and will use commercially reasonable efforts to permit direct rollover of a participant plan loan. In addition, upon not less than 10 days’ notice prior to the Closing Date from Buyer to Seller, Seller shall cause the termination, amendment or other appropriate modification of each other Seller Benefit Plan as specified by Buyer in such notice, in accordance will applicable Law, such that no Seller Entity shall sponsor or otherwise have any further Liability thereunder in connection with such Seller Benefit Plans, effective as of the date which immediately precedes the Closing Date but contingent upon the closing of the Merger. Upon such action, participants in such applicable Seller Benefit Plans that are Seller ERISA Plans shall be 100% vested in their account balances.

(f)              As soon as reasonably practicable following the Effective Time, Buyer shall use reasonable efforts to enter into a special retention bonus agreement, in a form mutually agreed to by Buyer and Seller prior to the Effective Time, with each employee of a Seller Entity identified by Buyer.

(g)              To the extent necessary to avoid the loss of any deduction under Code Section 280G or the imposition of Taxes under Code Section 4999, as of the date of this Agreement at least five days prior to the Effective Time, the Seller Entities shall obtain waivers from each “Disqualified Individual” (within the meaning of Code Section 280G) who may have a right to any payments and/or benefits that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G) with respect to the transactions contemplated herein so that no “excess parachute payments” (within the meaning of Code Section 280G) will occur with respect to each Disqualified Individual.

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(h)              Notwithstanding anything in this Section 7.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan maintained by any Buyer Entity, or shall limit the right of any Buyer Entity to amend, terminate or otherwise modify any employee benefit plan maintained by a Buyer Entity following the Closing or to terminate or change the terms of the employment of any employee of any Buyer Entity at any time. If (i) a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan maintained by a Buyer Entity, and (ii) such provision is deemed to be an amendment to such employee benefit plan maintained by a Buyer Entity even though not explicitly designated as such in this Agreement, then, solely with respect to the employee benefit plan maintained by the Buyer Entity at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

7.11     D&O Indemnification.

For a period of six years after the Effective Time, Buyer shall indemnify, defend, and hold harmless the present and former directors and executive officers of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of Seller or under Illinois law, in effect on the date of this Agreement with Seller.

7.12     Consulting Agreements.

Prior to the Effective Time, Buyer shall enter into agreements substantially in the form of Exhibits E-1 and E-2 with each of Robert M. Wrobel and James T. Landenberger, respectively (the “Consulting Agreements”), which Consulting Agreements shall be effective as of the Effective Time.

7.13     Certain Litigation.

In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Seller’s Knowledge, threatened, against Seller or Seller Bank and/or their respective members of the board of directors prior to the Effective Time, Seller and/or Seller Bank shall give Buyer the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Seller shall promptly notify Buyer of any such shareholder litigation brought, or threatened, against Seller or Seller Bank and/or their respective members of the board of directors and keep Buyer reasonably informed with respect to the status thereof.

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7.14     Attorney-Client Communications.

It is acknowledged by the parties that Hinshaw & Culbertson LLP (“Counsel”) has represented the Seller in connection with the transactions contemplated by this Agreement. Buyer agrees that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Counsel’s representation of the Seller in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the direct and indirect holders of Seller Common Stock immediately prior to the Effective Time (the “Former Shareholders”) and may be waived only by the Former Shareholders, and shall not pass to or be claimed or used by Buyer. The attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from Counsel’s representation of the Seller prior to the Closing Date concerning any subject matter with respect to the transactions contemplated hereunder, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Former Shareholders and waived only by the Former Shareholders, and not Buyer, and shall not pass to or be claimed by Buyer.

7.15     Customer and Employee Relationships.

Buyer and Seller agree that their respective Representatives may jointly:

(a)    participate in meetings or discussions with officers and employees of Seller and Seller Bank in connection with employment opportunities with Buyer after the Effective Time; and

(b)   contact Persons having dealings with Seller or Seller Bank or any of their respective Affiliates for the purpose of informing such Persons of the services to be offered by Buyer after the Effective Time; provided, however, that Seller Bank shall not be obligated to take any such requested action until immediately prior to the Closing and at such time as Seller shall have received reasonable assurances that all conditions precedent to obligations of Seller under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1  Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.5:

(a)                Shareholder Approval. The shareholders of Seller shall have approved this Agreement by the Requisite Seller Shareholder Approvals.

(b)               Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

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(c)                Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger and Bank Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. Seller shall have obtained the Consents listed in Section 8.1(c) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)               Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

8.2  Conditions to Obligations of Buyer and Merger Sub.

The obligations of Buyer and Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer and Merger Sub pursuant to Section 10.5(a):

(a)                Representations and Warranties. The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “knowledge” or “Knowledge” of any Person shall be deemed not to include such qualifications. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).

(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

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(c)                Officers’ Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 8.1 (as they relate to Seller) and in Sections 8.2(a), 8.2(b) and 8.2(f) have been satisfied.

(d)               Claims Letter. Each of the directors and officers of Seller and Seller Bank shall have entered into and delivered to Buyer a claims letter, which shall be effective as of the Effective Time, in the form of Exhibit D.

(e)                No Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect from the June 30, 2021 balance sheet to the Effective Time with respect to Seller.

(f)                Dissenter Shares. As of the Closing Date, the holders of no more than ten percent of the issued and outstanding shares of Seller Common Stock shall have taken the actions required under the IBCA to qualify their Seller Common Stock as Dissenter Shares.

(g)               Reserved.

(h)               Consulting Agreements. The Consulting Agreements shall have been executed by each of each of Robert M. Wrobel and James T. Landenberger.

(i)                 Termination of Employment Agreements. All agreements regarding employment between Seller and/or Seller Bank, on the one hand, and each of Robert M. Wrobel and James T. Landenberger, on the other hand, shall have been terminated.

(j)                 Waiver or Amendment of Certain Benefits. For each Disqualified Individual, the waivers contemplated by Section 7.10(g) shall have been obtained, or the underlying agreements shall have been amended such that no “excess parachute payments” (within the meaning of Code Section 280G) will occur.

8.3  Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.5(b):

(a)                Representations and Warranties. The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b) shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer and Merger Sub set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date).

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(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Officers’ Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 8.1 (as they relate to Buyer and Merger Sub) and in Sections 8.3(a) and 8.3(b) been satisfied.

(d)               Consulting Agreements. The Consulting Agreements shall have been executed by Buyer.

(e)                Payment of Merger Consideration. Buyer shall pay the Merger Consideration as provided by this Agreement.

Article 9
TERMINATION

9.1  Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                By mutual written agreement of Buyer and Seller; or

(b)               By Buyer or Seller (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

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(c)                By Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Seller Shareholder Approvals are not obtained by written consent or at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)               By Buyer or Seller in the event that the Merger shall not have been consummated by September 30, 2022, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)                By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) Seller’s Board shall have made an Adverse Recommendation Change, (ii) Seller’s Board shall have failed to reaffirm the Seller Recommendation within 15 Business Days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) Seller shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)                By Seller, prior to the Requisite Seller Shareholder Approvals (and provided that Seller has complied in all material respects with Section 7.1 (including the provisions of Section 7.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3), in order to enter into a Superior Proposal; or

(g)               By Buyer, if the Support Agreements are not executed and delivered to Buyer within 24 hours following the execution of this Agreement.

(h)               By Buyer, if the Requisite Seller Shareholder Approvals are not obtained by the written consent of Seller’s shareholders within 15 Business Days of the date of this Agreement.

9.2  Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Seller pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (a) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.8 shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

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9.3  Termination Fee.

(a)                If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Seller terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Seller shall, on the date of termination, pay to Buyer the sum of $4,000,000.00 (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same-day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(b)               In the event that (i) an Acquisition Proposal with respect to Seller shall have been communicated to or otherwise made known to Seller’s shareholders, Seller’s senior management or Seller’s Board, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Seller after the date of this Agreement; (ii) thereafter this Agreement is terminated (A) by Seller or Buyer pursuant to Section 9.1(d) (if the Requisite Seller Shareholder Approvals have not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by Seller or Buyer pursuant to Section 9.1(c)(iii); and (iii) prior to the date that is 12 months after the date of such termination, Seller consummates an Acquisition Transaction or enters into an Acquisition Agreement, then Seller shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(c)                The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus two percent as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4  Non-Survival of Representations and Covenants.

Except for the provisions of Article 3 that will be performed after the Effective Time and except for Sections 7.6(b), 7.8, 10.2 and 10.8 and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1     Definitions.

(a)                Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

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“401(k) Plan” shall have the meaning as set forth in Section 7.10(i) of the Agreement.

“Acquisition Agreement” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute five percent or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction, (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of five percent or more of the assets of Seller, or (iii) any liquidation or dissolution of Seller.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person, (iii) any other Person for which a Person described in clause (ii) acts in any such capacity, or (iv) an Immediate Family Member of an individual.

“Aggregate Base Purchase Price” means an amount equal to $97,000,000; provided, however, if, (i) as of the Closing Date, Seller’s Tangible Common Equity is not at least $83,500,000 or (ii) the dispute described on Section 6.5 of the Seller Disclosure Memorandum has been resolved in a manner reasonably satisfactory to Buyer, as reflected by an acknowledgement executed by Buyer, the Tangible Common Equity of Seller is not at least $82,500,000, then the $97,000,000 shall be reduced on a dollar-for-dollar basis to the extent of such shortfall.

“Aggregate Contingent Purchase Price” means an amount equal to $1,100,000.

“Agreement” shall have the meaning as set forth in the Preamble of the Agreement.

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“Allowance” shall have the meaning as set forth in the Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning as set forth in the Section 1.5(a) of the Agreement.

“BHCA” shall have the meaning as set forth in the Section 4.1 of the Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Buyer” shall have the meaning as set forth in the Preamble of the Agreement.

“Buyer Bank” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“Buyer Common Stock” means the Common Stock, no par value per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws (including the Pandemic Measures) of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Buyer.

“Buyer Regulatory Reports” shall have the meaning set forth in Section 5.4 of the Agreement.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

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“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and formal guidance promulgated thereunder.

“Confidential Supervisory Information” means reports or other information of a Governmental Authority with respect to any Seller Entity, the disclosure of which to Buyer would violate any applicable Law.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.10(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” means December 31, 2022.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(d) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

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“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation or other paid time off, bonus, commission, retention, change in control or other incentive plan, bank-owned life insurance, split-dollar life insurance or similar arrangements, medical, vision, dental or other health coverage, life insurance, flexible spending account, cafeteria, disability, fringe benefit or other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or benefits, including any “employee benefit plans” as that term is defined in Section 3(3) of ERISA, whether or not intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over the relevant entity or property, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”), (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”), (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.), (v) the Clean Water Act (33 U.S.C. §§1251 et seq.), (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)-(vi) of this subparagraph, (viii) any amendments to the statues, laws or ordinances listed in parts (i)-(vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)-(vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and formal guidance promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or under common control within the meaning of Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

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“Excluded Shares” shall have the meaning as set forth in Section 3.1(e) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Atlanta.

“FINRA” shall mean the Financial Industry Regulation Authority.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law); provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“IDFPR” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.

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“Indemnified Party” shall have the meaning as set forth in Section 7.11 of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade dress, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, other confidential business information, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after reasonable inquiry of the records and employees of such Person by the chairman, president, chief executive officer, chief financial officer, chief investment officer, general counsel, executive vice president-operations, senior executive vice president-chief credit officer, senior vice president-information technology, senior vice president-corporate trust head, senior vice president-trust administration head, vice president-human resources (and any officer senior to any of the foregoing) without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) easements and/or restrictions affecting real property Assets that do prohibit the current use of such Assets, (ii) Liens for current property Taxes not yet due and payable, and (iii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

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“Majority of Minority Approval” shall mean the approval of this Agreement by the holders of a majority of the outstanding shares of Seller Common Stock, excluding shares owned by Robert M. Wrobel or any of his Immediate Family Members or his or their Affiliates.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” means the right to receive the Per Share Base Purchase Price and the Per Share Contingent Purchase Price pursuant to Section 3.1(a)(ii) of the Agreement.

“Merger Sub” shall have the meaning as set forth in the Preamble of the Agreement.

“MSLP” shall have the meaning set forth in Section 4.26 of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“NYDFS” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Off-Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, and the governmental and other responses thereto.

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“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines, orders, or recommendations promulgated by and Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Seller, Buyer, or Merger Sub and “Parties” means all of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Per Share Base Purchase Price” means an amount equal to the Aggregate Base Purchase Price divided by the number of shares of Seller Common Stock outstanding as of immediately prior to the Effective Time (other than Excluded Shares).

“Per Share Contingent Purchase Price” means (i) if all three of the Target Metrics are achieved as of the Determination Date, an amount equal to the Aggregate Contingent Purchase Price divided by the number of shares of Seller Common Stock outstanding as of immediately prior to the Effective Time (other than Excluded Shares), (ii) if any two of the three Target Metrics are achieved as of the Determination Date, an amount equal to 66% of the Aggregate Contingent Purchase Price divided by the number of shares of Seller Common Stock outstanding as of immediately prior to the Effective Time (other than Excluded Shares), (iii) if any one of the three Target Metrics is achieved as of the Determination Date, an amount equal to 33% of the Aggregate Contingent Purchase Price divided by the number of shares of Seller Common Stock outstanding as of immediately prior to the Effective Time (other than Excluded Shares), or (iv) if none of the Target Metrics are achieved as of the Determination Date, zero.

“Performance Period” means August 31, 2021 through the end of the day on December 31, 2022.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer or Seller Material Adverse Effect, as the case may be.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

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“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, The Nasdaq Stock Market, FINRA, the IDFPR, the FDIC, the NYDFS, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Seller Shareholder Approvals” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Second Step Merger” shall have the meaning as set forth in Section 1.5(b) of the Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller” shall have the meaning as set forth in the Preamble of the Agreement.

“Seller Bank” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“Seller Benefit Plans” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

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“Seller Common Stock” shall have the meaning as set forth in Section 4.3(a) of the Agreement.

“Seller Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Seller Debentures” shall have the meaning as set forth in Section 3.4(b) of the Agreement.

“Seller Disclosure Memorandum” means the written information entitled “Seller Disclosure Memorandum” delivered by Seller prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Financial Advisor” means Piper Sandler & Co.

“Seller Financial Statements” means (i) the balance sheets of Seller as of June 30, 2021, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended June 30, 2021, and for each of the three fiscal years ended December 31, 2020, as filed by Seller with the Federal Reserve, and (ii) the balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by Seller with the Federal Reserve with respect to periods ended subsequent to June 30, 2021.

“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole (including, without limitation, any decrease in the average deposits held by Seller Bank for the quarter ending December 31, 2021 by more than 20% as compared to the quarter ending September 30, 2020), or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws (including the Pandemic Measures) of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent Seller is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (F) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, (G) the direct effects negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees, or (H) in and of itself, any failure to meet analyst projections.

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“Seller Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Recommendation” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“Seller Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“Seller Subsidiaries” mean the Subsidiaries of Seller.

“Seller’s Board” shall mean the Board of Directors of Seller.

“Seller’s Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Shareholders Notice” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Seller Common Stock then outstanding (or of the shares of the surviving entity in a merger or the director or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Seller which Seller’s Board (after consultation with Seller’s outside counsel and the Seller Financial Advisor) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to Seller’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

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“Support Agreements” shall have the meaning as set forth in Recitals of the Agreement.

“Surviving Bank” means Buyer Bank as the surviving bank resulting from the Bank Merger.

“Surviving Corporation” means Seller as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tangible Common Equity” means, subject to Section 10.2(c) herein, Seller’s total shareholders’ equity (i) excluding intangible assets, and (ii) excluding preferred stock, if any,  in each case calculated in accordance with GAAP and the Seller Financial Statements, and shall be calculated by measuring the actual Tangible Common Equity as of month-end immediately prior to the Closing Date and adjusted for the interim period through the Closing Date based on an estimate developed and mutually agreed upon by Buyer and Seller. Seller shall deliver its calculation of Tangible Common Equity to Buyer, accompanied by appropriate supporting detail, no later than the close of business on the fifth Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Buyer, which approval shall not be unreasonably withheld.

“Target Metrics” means, collectively, Targeted Charge-off Amount, Targeted Deposits, and Targeted Trust Revenue.

“Targeted Charge-off Amount” means aggregate charge-offs on total legacy Seller Bank loans for the Performance Period of no more than $600,000, as determined by Buyer following consultation with Buyer’s independent auditors; provided, that aggregate charge-offs shall be the sum of (i) net charge-offs realized and (ii) assumed net charge-offs (where assumed net charge-offs equals the product of (A) the balance of legacy Seller Bank loans greater than 90 days past due measured at the end of the Performance Period, multiplied by (B) an assumed loss rate equal to 10%).

“Targeted Deposits” means average monthly total deposits (the sum of average non-interest bearing deposits and average interest bearing deposits) of legacy Seller Bank customers held by the Surviving Bank during the Targeted Deposits Measurement Period of at least $830,000,000, as determined by Buyer following consultation with Buyer’s independent auditors; provided, that, for the avoidance of doubt, “Targeted Deposits” shall include any new deposit account opened by a legacy Seller Bank customer with Buyer during the Measurement Period; provided further, that, “Targeted Deposits” shall exclude any (i) “brokered” or “listing service” deposit or other wholesale deposits and (ii) the amount of any increase in deposits from Mr. Robert M. Wrobel and his Immediate Family Members.

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“Targeted Deposits Measurement Period” means the six months ending on the Determination Date.

“Targeted Trust Revenue” means aggregate revenue (which shall be the sum of (i) total sub-advisory income, (ii) internal investment management income, (iii) total custody services fees, (iv) total other fiduciary services fees, and (v) corporate trust division fees) generated by the trust business of Seller Bank for the Performance Period of at least $17,841,941, as determined by Buyer following consultation with Buyer’s independent auditors; provided that, for the avoidance of doubt, the trust business of Seller Bank shall mean the legacy trust business of Seller Bank post-Closing.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Technology-Related Contracts” shall have the meaning as set forth in Section 7.9 of the Agreement.

“Termination Date” shall have the meaning as set forth in Section 7.10(i) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“WARN Act” shall have the meaning as set forth in Section 4.14(d) of the Agreement.

(b)               Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2     Expenses.

(a)                Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at Closing and prior to the Effective Time.

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(b)               In the event that this Agreement is terminated by Buyer pursuant to Section 9.1(g), then Seller shall pay to Buyer by wire transfer of immediately available funds, within three Business Days following a delivery of a statement of such expenses, all out-of-pocket costs and expenses, including professional fees of legal counsel, financial advisors and accountants, and their expenses actually incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

(c)                The calculation of Tangible Common Equity pursuant to Section 8.2(g) of the Agreement shall disregard and not be reduced by (and, to the extent any of the following shall have negatively affected Seller’s consolidated total tangible common stockholders’ equity as of the applicable date of determination, Tangible Common Equity shall be increased by) the tax effected amount of any cost, fee, obligation or expense paid or incurred, directly or indirectly, by Seller or any other Seller Entity in connection with or resulting from the negotiation and preparation of the Agreement and the consummation of the transactions contemplated herein, including contract termination expenses, the acceleration of accruals due to the transactions contemplated herein, change in control and severance payments, legal, accounting and financial advisor fees, and similar transaction-related expenses, exclusively limited to those set forth in Section 10.2(c) of the Seller Disclosure Memorandum, such that no individual expense exceeds the amount estimated in the Seller Disclosure Memorandum by more than 10%.

10.3     Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.10.

10.4     Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.

10.5     Waivers.

(a)                Prior to or at the Effective Time, Buyer and Merger Sub, acting through their respective boards of directors, chief executive officers, or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer and Merger Sub under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer and Merger Sub.

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(b)               Prior to or at the Effective Time, Seller, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c)                The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.6     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.7     Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer, Merger Sub:	Amalgamated Bank
or Buyer Bank	275 7th Avenue
New York, New York 10001
Attention: Deborah Silodor

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Copy to Counsel:	Nelson Mullins Riley & Scarborough, LLP
ONE Greenville
2 W. Washington Street, Suite 400
Greenville, South Carolina 29601
Attention: Neil Grayson
Brittany McIntosh

Seller:	Amalgamated Bank of Chicago
30 North Lasalle Street
Chicago, Illinois 60602
Attention: Robert M. Wrobel

Copy to Counsel:	Hinshaw & Culbertson LLP
151 North Franklin Street, Suite 2500
Chicago, Illinois 60606
Attention: Timothy Sullivan

10.8     Governing Law; Jurisdiction and Venue.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties agree that any suit, action, or proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York, New York. Each of the Parties submits to the jurisdiction of any such court in any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.9     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.10 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

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10.11 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.12 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13 Third-Party Beneficiaries.

From and after the Effective Time each Indemnified Party shall be deemed a third party beneficiary of Section 7.11 of this Agreement. Except as set forth in the foregoing sentence, nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors and assigns, any right, remedies, obligations or liabilities under or by reason of this Agreement.

10.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AMALGAMATED FINANCIAL CORP.
(BUYER)

By:	/s/ Priscilla Sims Brown
Name: Priscilla Sims Brown
Title: President and Chief Executive Officer

AMALGAMATED MERGER SUBSIDIARY, INC.
(MERGER SUB)

By:	/s/ Priscilla Sims Brown
Name: Priscilla Sims Brown
Title: President and Chief Executive Officer

AMALGAMATED INVESTMENTS COMPANY
(Seller)

By:	/s/ Robert M. Wrobel
Name: Robert M. Wrobel
Title: Chairman of the Board and President

Signature Page to Agreement and Plan of Merger

SCHEDULE A

Omitted pursuant to Item 601(a)(5) of Regulation S-K

Schedule A

SCHEDULE B

Omitted pursuant to Item 601(a)(5) of Regulation S-K

Schedule B

EXHIBIT A

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is entered into as of the 22nd day of September, 2021, by and between Amalgamated Financial Corp., a Delaware public benefit corporation (“Buyer”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder, either in his, her or its sole capacity or jointly, is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A Common Stock, $0.01 par value per share (the “Common Stock”), of Amalgamated Investments Company, an Illinois corporation (“Seller”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Initially Subject to this Agreement” (which, for the avoidance of doubt, do not include any securities beneficially owned by Shareholder as a trustee or fiduciary where Shareholder does not have voting power); such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”;

WHEREAS, Buyer, Seller and Amalgamated Merger Subsidiary, Inc. (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of September 21, 2021 (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Merger Sub will merge with and into Seller (the “Merger”) and, immediately thereafter, Seller will merge with and into Buyer (the “Second Step Merger”); and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement, Shareholder is executing this Agreement.

NOW, THEREFORE, as a condition to proceeding with the transactions contemplated by the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer, intending to be legally bound, hereby agree as follows:

1.                  Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, in any circumstances in which Shareholder is entitled to vote, consent, or give any other approval, including, without limitation, by written consent or at any meeting of the shareholders of Seller or adjournment thereof, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	vote (or cause to be voted), in person or by proxy or by written consent, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone any meeting of Seller’s shareholders, if necessary, to solicit additional proxies to approve the Merger Agreement and the transactions contemplated thereby; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or is reasonably expected by the Shareholder, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement; and
Exhibit A - 1

(b)	in the event of a meeting of the shareholders of Seller, appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve the Merger Agreement and the transactions contemplated thereby unless this Agreement shall have been terminated in accordance with its terms.

2.                  Covenants.

(a)	While this Agreement is in effect and prior to any vote by written consent or at any meeting of shareholders of Seller called in connection with the Merger, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (iv) in the event that Shareholder is an individual, transfers to any immediate family member of Shareholder, or to a trust for the benefit of Shareholder or his or her immediate family members or upon Shareholder’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Buyer; and (v) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
(b)	Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the other transactions contemplated by the Merger Agreement that such Shareholder may have.

3.                  Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
Exhibit A - 2

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.
(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)	Shareholder is the direct or joint owner of the Shares. Shareholder does not have sole or shared voting or dispositive power over any shares of capital stock of Seller other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock. Shareholder has the right to vote the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.

4.                  No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Shareholder, in his, her or its capacity as a shareholder of Seller, shall not, nor shall Shareholder in such capacity authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its Affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to Seller or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger, the Second Step Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger or the Second Step Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal, except in the cases of clauses (b) through (e), inclusive, of this Section 4 to the extent that at such time Seller is permitted to take such actions pursuant to Section 7.3 of the Merger Agreement.

Exhibit A - 3

5.                  Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the consummation of the transactions contemplated by the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable relief is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, after notice to Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such third party with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6.                  Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier to occur of: (a) termination of the Merger Agreement, (b) the consummation of the Merger and the Second Step Merger, or (c) three years from the date hereof; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite Seller Shareholder Approvals. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

7.                  Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.                  Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

Exhibit A - 4

9.                  Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Seller, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Seller or in any other capacity. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its Affiliates who is or becomes during the term hereof a member of the board of directors or an officer of Seller or Amalgamated Bank of Chicago (“Seller Bank”) from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the board of directors or as an officer of Seller or Seller Bank consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 7.3 of the Merger Agreement.

10.              Governing Law; Venue. Except to the extent mandatory provisions of Illinois law apply, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the state or federal courts of record in New York, New York. Each party consents to the jurisdiction of such courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

11.              WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.              Further Assurances. Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Seller or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or the Second Step Merger. From time to time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

Exhibit A - 5

13.              Disclosure. To the extent such information is required to be included, Shareholder hereby permits Buyer to publish and disclose in all related documents and schedules filed with the Securities and Exchange Commission his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

14.              Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or (iii) two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by 10 days’ advance notice given in accordance with this Section 14).

If to Buyer:	Amalgamated Financial Corp.
275 7th Avenue
New York, New York 10001
Attn: Deborah Silodor

If to Shareholder:	At the address of Shareholder set forth below the signature of Shareholder on the signature page of this Agreement.

15.              Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile, email of a “.pdf” file or other electronic transmission.

[Signature page follows]

Exhibit A - 6

IN WITNESS WHEREOF, Buyer has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

AMALGAMATED FINANCIAL CORP.

By:
Priscilla Sims Brown
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:
Address:

Total Number of Shares of Common Stock Initially Subject to this Agreement:

[Signature Page to Support Agreement]

EXHIBIT B

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is entered into as of the 22nd day of September, 2021, by and between Amalgamated Financial Corp., a Delaware public benefit corporation (“Buyer”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder, either in his, her or its sole capacity or jointly, is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class A Common Stock, $0.01 par value per share (the “Common Stock”), of Amalgamated Investments Company, an Illinois corporation (“Seller”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Initially Subject to this Agreement” (which, for the avoidance of doubt, do not include any securities beneficially owned by Shareholder as a trustee or fiduciary where Shareholder does not have voting power); such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”;

WHEREAS, Buyer, Seller and Amalgamated Merger Subsidiary, Inc. (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of September 21, 2021 (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Merger Sub will merge with and into Seller (the “Merger”) and, immediately thereafter, Seller will merge with and into Buyer (the “Second Step Merger”); and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement, Shareholder is executing this Agreement.

NOW, THEREFORE, as a condition to proceeding with the transactions contemplated by the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer, intending to be legally bound, hereby agree as follows:

1.                  Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, in any circumstances in which Shareholder is entitled to vote, consent, or give any other approval, including, without limitation, by written consent or at any meeting of the shareholders of Seller or adjournment thereof, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	vote (or cause to be voted), in person or by proxy or by written consent, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone any meeting of Seller’s shareholders, if necessary, to solicit additional proxies to approve the Merger Agreement and the transactions contemplated thereby; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or is reasonably expected by the Shareholder, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement; and
Exhibit B - 1

(b)	in the event of a meeting of the shareholders of Seller appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve the Merger Agreement and the transactions contemplated thereby unless this Agreement shall have been terminated in accordance with its terms.

2.                  Covenants.

(a)	While this Agreement is in effect and prior to any vote by written consent or at any meeting of shareholders of Seller called in connection with the Merger, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (iv) in the event that Shareholder is an individual, transfers to any immediate family member of Shareholder, or to a trust for the benefit of Shareholder or his or her immediate family members or upon Shareholder’s death; provided that, as a precondition to such permitted transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Buyer; and (v) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
(b)	Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the other transactions contemplated by the Merger Agreement that such Shareholder may have.

3.                  Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
Exhibit B - 2

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.
(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)	Shareholder is the direct or joint owner of the Shares. Shareholder does not have sole or shared voting or dispositive power over any shares of capital stock of Seller other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock. Shareholder has the right to vote the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.

4.                  No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6 hereof, Shareholder, in his, her or its capacity as a shareholder of Seller, shall not, nor shall Shareholder in such capacity authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its Affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to Seller or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger, the Second Step Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger or the Second Step Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal, except in the cases of clauses (b) through (e), inclusive, of this Section 4 to the extent that at such time Seller is permitted to take such actions pursuant to Section 7.3 of the Merger Agreement.

Exhibit B - 3

5.                  Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the consummation of the transactions contemplated by the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable relief is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, after notice to Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such third party with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

6.                  Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier to occur of: (a) termination of the Merger Agreement, (b) the consummation of the Merger and the Second Step Merger, or (c) three years from the date hereof; provided, however, that the transfer restrictions in Section 2 hereof shall be automatically terminated upon the receipt of the Requisite Seller Shareholder Approvals. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

7.                  Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.                  Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

Exhibit B - 4

9.                  Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Seller, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Seller or in any other capacity. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its Affiliates who is or becomes during the term hereof a member of the board of directors or an officer of Seller or Amalgamated Bank of Chicago (“Seller Bank”) from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the board of directors or as an officer of Seller or Seller Bank consistent with his or her fiduciary duties in such capacity under applicable law, including under Section 7.3 of the Merger Agreement.

10.              Governing Law; Venue. Except to the extent mandatory provisions of Illinois law apply, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction. The sole and exclusive venue for any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be the state or federal courts of record in New York, New York. Each party consents to the jurisdiction of such courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

11.              WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.              Further Assurances. Shareholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Seller or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or the Second Step Merger. From time to time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

Exhibit B - 5

13.              Disclosure. To the extent such information is required to be included, Shareholder hereby permits Buyer to publish and disclose in all related documents and schedules filed with the Securities and Exchange Commission his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

14.              Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (i) when delivered personally to such party, or (ii) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or (iii) two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by 10 days’ advance notice given in accordance with this Section 14).

If to Buyer:	Amalgamated Financial Corp.
275 7th Avenue
New York, New York 10001
Attn: Deborah Silodor

If to Shareholder:	At the address of Shareholder set forth below the signature of Shareholder on the signature page of this Agreement.

15.              Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile, email of a “.pdf” file or other electronic transmission.

[Signature page follows]

Exhibit B - 6

IN WITNESS WHEREOF, Buyer has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

AMALGAMATED FINANCIAL CORP.

By:
Priscilla Sims Brown
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:
Address:

Total Number of Shares of Common Stock Initially Subject to this Agreement:

[Signature Page to Support Agreement]

EXHIBIT C

AGREEMENT OF MERGER

OF

AMALGAMATED BANK OF CHICAGO

WITH AND INTO

AMALGAMATED BANK

THIS AGREEMENT OF MERGER, dated as of September 21, 2021 (this “Agreement”), is made and entered into between Amalgamated Bank, a New York state-chartered bank and trust company (“Buyer Bank”), and Amalgamated Bank of Chicago, an Illinois state-chartered bank (“Seller Bank”).

WITNESSETH:

WHEREAS, Buyer Bank, a New York state-chartered bank and trust company duly organized and existing under the laws of the State of New York with its main office located at 275 7th Avenue, New York, New York, has authorized capital stock consisting of (i) 70,000,000 shares of Class A common stock of the par value of $0.01 each and 100,000 shares of Class B common stock of the par value of $0.01 each, and (ii) 1,000,000 shares of preferred stock of the par value of $0.01 each, of which 31,105,211.980 shares of Class A common stock are issued and outstanding as of the date hereof and no shares of Class B common stock or preferred stock are outstanding as of the date hereof;

WHEREAS, Seller Bank, an Illinois state-chartered bank duly organized and existing under the laws of the State of Illinois with its main office located at 30 North Lasalle Street, Chicago, Illinois, has authorized capital stock consisting of 1,000,000 shares of common stock, par value $0.01 per share, of which 164,062 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Amalgamated Financial Corp. (the holding company of Buyer Bank) (“Buyer”), Amalgamated Merger Subsidiary, Inc. (“Merger Sub”) and Amalgamated Investments Company (the holding company of Seller Bank) (“Seller”) are parties to that certain Agreement and Plan of Merger, dated as of September 21, 2021 (the “Holding Company Merger Agreement”), pursuant to which, subject to the terms and conditions of the Holding Company Merger Agreement, Merger Sub shall merge with and into Seller (the “Holding Company Merger”), and Seller shall merge with and into Buyer (the “Second Step Merger”); and

WHEREAS, the respective boards of directors of Buyer Bank and Seller Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

Exhibit C - 1

ARTICLE I

THE MERGER

1.1	Merger; Surviving Bank.

Subject to the terms and conditions of this Agreement, as of the Effective Time (as hereinafter defined), Seller Bank shall be merged with and into Buyer Bank, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”) and the corporate existence of Seller Bank shall cease. Buyer Bank shall continue its corporate existence under the laws of the State of New York and shall be the entity surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.2	Articles of Incorporation and Bylaws.

From and after the Effective Time (as defined in Section 1.3 below), the Organization Certificate of Buyer Bank, attached hereto as Exhibit A, shall be the Organization Certificate of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of Buyer Bank, attached hereto as Exhibit B, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3	Effective Time of Merger.

The Merger shall become effective at such time and date as are agreed to by Buyer Bank and Seller Bank, subject to the receipt of all necessary approvals from any state or federal regulatory authority having jurisdiction over the Merger, or such other time and date as shall be provided by applicable law or regulation. The date and time of such effectiveness is referred to as the “Effective Time.”

1.4	Effect of Merger.

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5	Business of Surviving Bank.

The business of the Surviving Bank after the Merger shall continue to be that of a New York state-chartered bank and trust company and shall be conducted at its main office, which shall be located at 275 7th Avenue, New York, New York, and at legally established branches.

1.6	Directors.

Upon consummation of the Merger, the directors and officers of the Surviving Bank shall be the persons serving as directors and officers of Buyer Bank immediately prior to the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the Organization Certificate and Bylaws of the Surviving Bank.

Exhibit C - 2

ARTICLE II

TREATMENT OF SHARES

2.1	Treatment of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Seller Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled, (b) the shares of Buyer Bank Class A common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE III

CONDITIONS PRECEDENT

3.1	Conditions.

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                Shareholder Approval. The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of Buyer Bank and Seller Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association, organization certificate or bylaws or otherwise provided by law.

(b)               Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c)                No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

(d)               Holding Company Merger and Second Step Merger. The Holding Company Merger and the Second Step Merger shall have been consummated in accordance with the terms and conditions of the Holding Company Merger Agreement.

ARTICLE IV

TERMINATION AND AMENDMENT

4.1	Termination.

Notwithstanding the approval of this Agreement by the shareholders of Buyer Bank or Seller Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Holding Company Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

Exhibit C - 3

4.2	Amendment.

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE V

MISCELLANEOUS

5.1	Representations and Warranties.

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

5.2	Further Assurances.

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Seller Bank or otherwise carry out the provisions hereof, the proper officers and directors of Seller Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Seller Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4	Successors and Assigns.

This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

5.5	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Exhibit C - 4

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

AMALGAMATED BANK

By
Name: Priscilla Sims Brown
Title: President and Chief Executive Officer

AMALGAMATED BANK OF CHICAGO

By
Name: Robert M. Wrobel
Title: Chairman and Chief Executive Officer

Signature Page to Agreement of Merger

Exhibit A

Organization Certificate

Omitted pursuant to Item 601(a)(5) of Regulation S-K

Exhibit B

Bylaws

Omitted pursuant to Item 601(a)(5) of Regulation S-K

EXHIBIT D

[•], 2021

Amalgamated Financial Corp.

275 7th Avenue

New York, New York 10001

RE:	Merger between Amalgamated Financial Corp. (“Buyer”) and Amalgamated Investments Company (“Seller”)

Ladies and Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of September 21, 2021, by and among Buyer, Seller and Amalgamated Merger Subsidiary, Inc.

In my capacity as an officer or a director of Seller or its subsidiary, Amalgamated Bank of Chicago (“Seller Bank”), as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim, for indemnification under Seller’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of Illinois, or under the Seller Bank’s Charter or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of Illinois or the United States, or under any contract or agreement with Seller or Seller Bank.

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

Position at Seller or Seller Bank

Exhibit D - 1

EXHIBIT E-1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated as of [●], is made by and among Amalgamated Financial Corp., a Delaware corporation (the “Company”), Amalgamated Bank, a New York state-chartered bank, which is a wholly owned subsidiary of the Company (the “Bank” and collectively, with the Company, “Amalgamated”), and Robert M. Wrobel, an individual resident of Illinois (“Consultant”). This Agreement shall take effect upon the consummation (the “Effective Time”) of the transactions contemplated by that certain Agreement and Plan of Merger, dated September 21, 2021, by and among the Company, Amalgamated Investments Company (“Seller”), and Amalgamated Merger Subsidiary, Inc. (the “Merger Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, on September 21, 2021, the Company entered into the Merger Agreement, pursuant to which, among other things, Seller will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Consultant presently serves as Chief Executive Officer of Seller and Amalgamated Bank of Chicago (“Seller Bank”) and will continue to do so on behalf of both entities until the Effective Time;

WHEREAS, Consultant has significant and valuable institutional knowledge of Seller and Seller Bank’s customers and employees and his continued assistance and support will be important to the success of the surviving entity following the consummation of the Merger, and therefore, Amalgamated desires to retain Consultant to provide consulting services to Amalgamated pursuant to the terms and conditions set forth herein and to obtain his agreement to comply with certain restrictive covenants also set forth herein; and

WHEREAS, Consultant desires to accept such engagement, effective as of the Effective Time, on the terms and conditions provided herein.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Engagement; Consultant Relationship; Duties.  Effective upon the Effective Time, Amalgamated hereby engages Consultant, and he hereby agrees to render, at the request of Amalgamated, consulting services to Amalgamated in connection with the business of Amalgamated. In his role as a consultant, Consultant shall make himself reasonably available to answer questions and provide such consulting services as may be reasonably requested by the executive officers or board of directors of Amalgamated from time to time; provided, however that, such services rendered shall not exceed, on average, 20 hours per month. The services shall include supporting the Bank (i) by advising Amalgamated management as to matters of his institutional knowledge such as prior philosophy, the competitive factors of Seller Bank’s market, Seller Bank personnel qualifications and utilization as well as historical effectiveness of Seller Bank’s product and services offerings; (ii) by assisting Amalgamated with identifying, evaluating and bringing in new loan and deposit business; (iii) by assisting with unresolved issues from Seller or Seller Bank’s past operations; (iv) by engaging with Seller Bank’s local communities on behalf of Amalgamated to ensure that Amalgamated is visible in those communities and viewed as a good corporate/community partner; and (v) providing such other consulting services as may be reasonably requested by the executive officers of Amalgamated from time to time. All services rendered hereunder will comply with all applicable laws, including the rules, regulations and reporting requirements of all relevant regulatory and self-regulatory organizations. Consultant will abide by the standard corporate policies of Amalgamated in effect from time to time, including, but not limited to, the standard security procedures and Amalgamated’s anti-discrimination and anti-harassment policies.

Exhibit E-1 - 1

2.                  Term and Termination.  The term of this Agreement (the “Term”) shall commence immediately upon the Effective Time and shall continue until the earliest of: (i) December 31, 2022 (the “Determination Date”); (ii) Consultant’s death; (iii) the Consultant’s Disability (as defined in Section 17) for a period of 90 consecutive days; (iii) Amalgamated’s termination of this Agreement at any time upon Consultant’s material breach of this Agreement (or any other agreement between which Amalgamated and Consultant are a party) by failing to adequately provide the services set forth above which remains uncured by Consultant for 15 business days after Amalgamated provides written notice of such material breach; or (iv) Consultant’s termination of this Agreement at any time by providing two weeks’ prior written notice. Notwithstanding anything in this Agreement to the contrary, Amalgamated’s obligations to make payments to Consultant hereunder shall terminate effective immediately upon Consultant’s violation of the restrictive covenants set forth in Section 7, or his indictment for a crime involving dishonesty, moral turpitude, fraud or any felony. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 19 hereof.

3.                  Compensation.  Provided that Consultant remains in the service of Amalgamated through the Determination Date, as compensation for all services rendered by Consultant under this Agreement, Amalgamated shall, within 60 days of the Determination Date, pay him the following amount: (i) $600,000 if all three of the Target Metrics contemplated by the Merger Agreement are achieved as of the Determination Date, (ii) $400,000 if any two of the three Target Metrics contemplated by the Merger Agreement is achieved as of the Determination Date, or (iii) $200,000 if any one of the three Target Metrics contemplated by the Merger Agreement are achieved as of the Determination Date. For the avoidance of doubt, if none of the three Target Metrics contemplated by the Merger Agreement are achieved as of the Determination Date, Consultant shall not be entitled to any compensation under this Agreement.

4.                  Expenses.  During the Term of this Agreement, Consultant shall be reimbursed by Amalgamated for all reasonable, customary, and substantiated business expenses incurred in connection with the performance of his duties hereunder, provided that any individual expenses greater than $100 shall require prior approval from Amalgamated. Notwithstanding, Amalgamated shall not be required to reimburse travel expenses (e.g., flights, hotels, rental cars, etc.) or expenses for Consultant to maintain a personal office space. Approved reimbursements shall be paid, in accordance with the reimbursement policies of Amalgamated in effect from time to time.

Exhibit E-1 - 2

5.                  Independent Contractor.  Consultant will be an independent contractor providing services to Amalgamated. He will not be an agent of Amalgamated with the authority to bind Amalgamated. Amalgamated will report all payments to be made hereunder on IRS Forms 1099 as payments to Consultant for independent contracting services. Consultant shall not be entitled to participate in any employee benefits plans or programs of Amalgamated (exclusive of his eligibility to participate in group benefit plan(s) with respect to his prior employment with Seller through COBRA). Amalgamated shall not carry worker’s compensation insurance to cover Consultant. Amalgamated shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship. Consultant acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless Amalgamated for any liability, claim, expense, or other cost incurred by Amalgamated arising out of or related to his obligations pursuant to this Section. Nothing herein shall prohibit the Consultant from seeking, obtaining and performing services for other clients (subject to the terms of this Agreement). Consultant shall control the manner, detail and method of performing services hereunder. Consultant expressly warrants that he shall disclose his correct status to all parties with whom Consultant comes in contact in the course of performing the services hereunder. Consultant understands and agrees that he must provide his own office space and that Amalgamated is not providing office space for Consultant to perform services under this Agreement.

6.                  Ownership of Work Product.  Amalgamated shall own all Work Product arising during the period Consultant provided or is providing services to Amalgamated or its predecessors, including Seller and Seller Bank. For purposes hereof, “Work Product” shall mean all intellectual property rights of Amalgamated, including all Trade Secrets (as defined below), U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to Amalgamated or any Affiliate (as defined below), or their business or customers, and that Consultant conceives, develops, or delivers at any time during the period he is providing services to Amalgamated, during or outside normal working hours, in or away from the facilities of Amalgamated, and whether or not requested by Amalgamated.

7.                  Restrictive Covenants.  Consultant acknowledges and agrees that Amalgamated has developed Trade Secrets and Confidential Information to assist it in its business. Consultant further acknowledges and agrees that Amalgamated and each Affiliate has substantial relationships with prospective or existing Customers, as well as Customer goodwill associated with its ongoing business. Amalgamated is retaining the services of Consultant in a position of trust and confidence, and Consultant acknowledges and agrees that Amalgamated has a right to protect these legitimate business interests. Therefore, in consideration for Amalgamated’s decision to retain the services of Consultant; for the compensation and benefits provided to Consultant by Amalgamated under this Agreement; access to Trade Secrets or Confidential Information; and Amalgamated permitting Consultant to come into contact with its Customers and prospects, Consultant hereby agrees to the protective covenants in this Agreement. Consultant expressly agrees that the covenants in this Section 7 shall continue in effect through the entire Restricted Period (as defined in Section 7(d)) regardless of whether Consultant is then entitled to receive any further payments or benefits from Amalgamated. For purposes of this Section 7, Amalgamated shall mean Seller, Seller Bank, and Amalgamated together with each of their parents, subsidiaries and affiliates. Further, Consultant understands and agrees that the protective covenants in this Section 7 are in addition to and supplement the protective covenants contained in any employment agreement or other agreement in effect between Consultant and Seller, Seller Bank, or Amalgamated, or in the Merger Agreement. It is further understood that the covenants contained in this Section 7 survive the term of this Agreement and bind Consultant so long as he is in the service of Amalgamated and including the 24 months subsequent to the termination of such service.

Exhibit E-1 - 3

a.              Trade Secrets. Consultant agrees to maintain in strict confidence and, except as necessary to perform his duties for Amalgamated, to not use or disclose any Trade Secrets of Amalgamated or any Affiliates during or after the period he is providing services to Amalgamated. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Consultant shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Consultant shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by 18 U.S.C. § 1833(b).

b.              Protection of Other Confidential Business Information.  In addition, Consultant agrees to maintain in strict confidence and, except as necessary to perform his duties for Amalgamated, to not use or disclose any Confidential Business Information of Amalgamated during Consultant’s engagement with Amalgamated and for a period of 24 months thereafter (the “Restricted Period”), “Confidential Business Information” shall mean any internal, non-public information of Amalgamated (other than Trade Secrets already addressed above) concerning Amalgamated’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; Customer and supplier information and purchase histories; and employee lists.

c.              Return of Materials.  Consultant shall surrender to Amalgamated, promptly upon its request and in any event upon cessation of his services to Amalgamated, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to Amalgamated, its business, or customers. Upon the request of Amalgamated, Consultant shall certify in writing compliance with the foregoing requirement. Consultant may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

Exhibit E-1 - 4

d.              No Solicitation of Customers.  During the Restricted Period and in the Restricted Territory (as defined below), Consultant promises and agrees that he will:

(i)                 not directly or indirectly solicit, or attempt to solicit any Customer (as defined below) with whom Consultant had direct contact to accept or purchase Financial Products or Services (as defined below) of the same nature, kind or variety as provided to the Customer by Amalgamated (or its predecessors) during the two years immediately preceding the termination of Consultant’s engagement with Amalgamated, and

(ii)               not directly or indirectly influence, or attempt to influence any Customer, joint venturer or other business partner of Amalgamated to alter that person or entity’s business relationship with Amalgamated in any respect.

e.              No Solicitation of Personnel.  During the Restricted Period, Consultant shall not solicit or attempt to solicit, and will not encourage or induce in any way, any employee, joint venturer or independent contractor of Amalgamated to terminate an employment or contractual relationship with Amalgamated. During the Restricted Period, Consultant agrees that he will not hire or retain the services of any person employed by Amalgamated (or its predecessors) during the one year period prior to the termination of Consultant’s engagement with Amalgamated or any person employed by Amalgamated.

f.              Non-Competition Agreement.  During the Restricted Period and in the Restricted Territory, Consultant shall not (without the prior written consent of Amalgamated) engage, undertake or participate in the business of providing, selling, marketing or distributing Financial Products or Services of a similar nature, kind or variety (i) as offered by Amalgamated (or its predecessors) to Customers during the two years immediately preceding the Effective Time, or (ii) as offered by Amalgamated to any of its Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (f), Consultant promises that during the Restricted Period he will not become employed by or serve as a director, partner, consultant, contractor, agent, or owner of 2% or more of the outstanding stock of any entity providing Financial Products or Services described in this subparagraph (f) which is located in or conducts business in the Restricted Territory.

g.              Non-Disparagement. Consultant agrees that at no time during his service with Amalgamated or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of Amalgamated, or any of its respective directors, officers, representatives, agents or employees. Amalgamated agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of its Board and its Chief Executive Officer and President not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of Consultant.

Exhibit E-1 - 5

h.              Geographic Scope.  The restrictions on competition set forth in this Section 7 shall apply to Consultant’s activities within the Restricted Territory. However, the restrictions are intended to apply only with respect to his personal activities within the Restricted Territory and shall not deemed to apply if he is employed by an entity that has branch offices within the Restricted Territory but he does not personally work in or have any business contacts with persons in the Restricted Territory.

i.              Enforceability of Covenants.  Consultant acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Consultant agrees that his former role of Chief Executive Officer of Seller and Seller Bank involved duties and authority relating to certain aspects of the Business (as defined below) and certain areas of the Restricted Territory. He further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Consultant and Amalgamated agree that his obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Amalgamated to perform its obligations under any other provisions of this Agreement (other than Amalgamated’s failure to make payments to Consultant pursuant to the terms of this Agreement) shall not constitute a defense to the enforceability of this covenant. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Consultant acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Amalgamated and that Amalgamated will be entitled to exercise all rights including, without limitation, seeking to obtain one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in Illinois without the necessity of posting any bond or security (all of which are waived by Consultant), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages. Consultant and Amalgamated hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 7(d), 7(e), and 7(f) and the definition of the term “Business,” to reflect changes in Amalgamated’s business affairs so that the scope of the limitations placed on his activities by Section 7 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by Consultant and Amalgamated.

j.              Extension of Term of Restrictions.  If Consultant violates any of the restrictions set forth in this Section 7, the duration of such restriction shall be extended by a number of days equal to the number of days in which he shall have been determined to be or shall have admitted to being in violation of such restriction.

k.              Remedies.  Consultant acknowledges and agrees that great loss and irreparable damage would be suffered by Amalgamated if he should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section 7. Consultant further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of Amalgamated and agrees that money damages for any breach of such provisions by Consultant are impossible to measure and that Consultant will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action or cause of action against Amalgamated, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Amalgamated of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny Consultant the right to defend against this enforcement on the basis that Amalgamated has no right to its enforcement under the terms of this Agreement. The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

Exhibit E-1 - 6

8.                  Liability for Payments. The Company and the Bank shall apportion any payments or benefits paid to Consultant pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by him for such entity. Consultant’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

9.                  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to Amalgamated shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

10.              Governing Law.  This Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in Illinois or federal court for the Northern District of Illinois shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

11.              Non-Waiver.  Failure of Amalgamated to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

12.              Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Exhibit E-1 - 7

13.              Successors; Binding Agreement.  The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. Consultant’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

14.              Compliance with Regulatory Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to Consultant shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. Consultant agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Company or the Bank.

15.              Compliance with Internal Revenue Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 and Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation §1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 3 shall be treated as a “separate payment”, as defined in Treasury Regulation §1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Consultant’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, Amalgamated does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Consultant’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, Amalgamated shall pay all expense reimbursements under Section 4 as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

16.              280G Limitations. In the event that any payment or benefit, or any combination of payment or benefits, to Consultant under this Agreement (hereinafter “Total Payments”) is determined to be an “excess parachute payment” pursuant to Section 280G of the Code, Consultant’s right to the Total Payments shall automatically be reduced so that the aggregate of the applicable values thereof for purposes of Section 280G of the Code shall be equal to 299 percent of the Consultant’s “base amount.” In making any such determination as to the application and effect of this Section on any Total Payments received or to be received by Consultant, (a) no portion of the Total Payments shall be taken into account which in the opinion of independent certified public accountants or tax counsel selected by the Company (the “Independent Adviser”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (b) those Total Payments provided under this Section shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (a)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Independent Adviser; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Exhibit E-1 - 8

17.              Certain Definitions.

a.                   “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including, but not limited to, the Bank.

b.                  “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

c.                   “Code” shall mean the Internal Revenue Code of 1986, as amended.

d.                  “Customer” shall mean any individual, joint venturer, entity of any sort, or other business partner of Seller, Seller Bank, or Amalgamated, or any of their parents, subsidiaries, or affiliates, with, for or to whom Seller or Seller Bank or Amalgamated has provided Financial Products or Services during the last two years of Consultant’s service with Amalgamated (or its predecessors); or any individual, joint venturer, entity of any sort, or business partner whom Seller, Seller Bank, or Amalgamated, or any of their parents, subsidiaries, or affiliates, has identified as a prospective customer of Financial Products or Services within the last two years of Consultant’s service with Amalgamated (or its predecessors).

e.                   “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

f.                   “Financial Products or Services” shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Amalgamated or any Affiliate at the time Consultant’s service with Amalgamated terminates, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which Consultant was involved during his service with Amalgamated (or its predecessors).

g.                  “Restricted Territory” shall mean the geographic areas composed of the circles having the banking offices of Amalgamated as their centers, with each such circle having a radius of 25 miles.

Exhibit E-1 - 9

18.              Entire Agreement.  This Agreement constitutes the entire agreement between Amalgamated and Consultant with respect to his engagement with Amalgamated or any of the Affiliates following the Effective Time, and supersedes all prior agreements, understandings and arrangements, oral or written, with respect to the subject matter hereof.

19.              Survival.  The obligations of the parties pursuant to Sections 6, 7 and 10, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

20.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Exhibit E-1 - 10

IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed by its duly authorized officer, and Consultant has signed this Agreement, effective as of the date described above.

AMALGAMATED FINANCIAL CORP.

By:
Name:
Title:

AMALGAMATED BANK

By:
Name:
Title:

Robert M. Wrobel

[Signature Page to Consulting Agreement]

EXHIBIT E-2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated as of [●], is made by and among Amalgamated Financial Corp., a Delaware corporation (the “Company”), Amalgamated Bank, a New York state-chartered bank, which is a wholly owned subsidiary of the Company (the “Bank” and collectively, with the Company, “Amalgamated”), and James T. Landenberger, an individual resident of Illinois (“Consultant”). This Agreement shall take effect upon the consummation (the “Effective Time”) of the transactions contemplated by that certain Agreement and Plan of Merger, dated September 21, 2021, by and among the Company, Amalgamated Investments Company (“Seller”), and Amalgamated Merger Subsidiary, Inc. (the “Merger Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, on September 21, 2021, the Company entered into the Merger Agreement, pursuant to which, among other things, Seller will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Consultant presently serves as President of Seller and Amalgamated Bank of Chicago (“Seller Bank”) and will continue to do so on behalf of both entities until the Effective Time;

WHEREAS, Consultant has significant and valuable institutional knowledge of Seller and Seller Bank’s customers and employees and his continued assistance and support will be important to the success of the surviving entity following the consummation of the Merger, and therefore, Amalgamated desires to retain Consultant to provide consulting services to Amalgamated pursuant to the terms and conditions set forth herein and to obtain his agreement to comply with certain restrictive covenants also set forth herein; and

WHEREAS, Consultant desires to accept such engagement, effective as of the Effective Time, on the terms and conditions provided herein.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                  Engagement; Consultant Relationship; Duties.  Effective upon the Effective Time, Amalgamated hereby engages Consultant, and he hereby agrees to render, at the request of Amalgamated, consulting services to Amalgamated in connection with the business of Amalgamated. In his role as a consultant, Consultant shall make himself reasonably available to answer questions and provide such consulting services as may be reasonably requested by the executive officers or board of directors of Amalgamated from time to time; provided, however that, such services rendered shall not exceed, on average, 20 hours per month. The services shall include supporting the Bank (i) by advising Amalgamated management as to matters of his institutional knowledge such as prior philosophy, the competitive factors of Seller Bank’s market, Seller Bank personnel qualifications and utilization as well as historical effectiveness of Seller Bank’s product and services offerings; (ii) by assisting Amalgamated with identifying, evaluating and bringing in new loan and deposit business; (iii) by assisting with unresolved issues from Seller or Seller Bank’s past operations; (iv) by engaging with Seller Bank’s local communities on behalf of Amalgamated to ensure that Amalgamated is visible in those communities and viewed as a good corporate/community partner; and (v) providing such other consulting services as may be reasonably requested by the executive officers of Amalgamated from time to time. All services rendered hereunder will comply with all applicable laws, including the rules, regulations and reporting requirements of all relevant regulatory and self-regulatory organizations. Consultant will abide by the standard corporate policies of Amalgamated in effect from time to time, including, but not limited to, the standard security procedures and Amalgamated’s anti-discrimination and anti-harassment policies.

Exhibit E-2 - 1

2.                  Term and Termination.  The term of this Agreement (the “Term”) shall commence immediately upon the Effective Time and shall continue until the earliest of: (i) December 31, 2022 (the “Determination Date”); (ii) Consultant’s death; (iii) the Consultant’s Disability (as defined in Section 17) for a period of 90 consecutive days; (iii) Amalgamated’s termination of this Agreement at any time upon Consultant’s material breach of this Agreement (or any other agreement between which Amalgamated and Consultant are a party) by failing to adequately provide the services set forth above which remains uncured by Consultant for 15 business days after Amalgamated provides written notice of such material breach; or (iv) Consultant’s termination of this Agreement at any time by providing two weeks’ prior written notice. Notwithstanding anything in this Agreement to the contrary, Amalgamated’s obligations to make payments to Consultant hereunder shall terminate effective immediately upon Consultant’s violation of the restrictive covenants set forth in Section 7, or his indictment for a crime involving dishonesty, moral turpitude, fraud or any felony. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 19 hereof.

3.                  Compensation.  Provided that Consultant remains in the service of Amalgamated through the Determination Date, as compensation for all services rendered by Consultant under this Agreement, Amalgamated shall, within 60 days of the Determination Date, pay him the following amount: (i) $300,000 if all three of the Target Metrics contemplated by the Merger Agreement are achieved as of the Determination Date, (ii) $200,000 if any two of the three Target Metrics contemplated by the Merger Agreement is achieved as of the Determination Date, or (iii) $100,000 if any one of the three Target Metrics contemplated by the Merger Agreement are achieved as of the Determination Date. For the avoidance of doubt, if none of the three Target Metrics contemplated by the Merger Agreement are achieved as of the Determination Date, Consultant shall not be entitled to any compensation under this Agreement.

4.                  Expenses.  During the Term of this Agreement, Consultant shall be reimbursed by Amalgamated for all reasonable, customary, and substantiated business expenses incurred in connection with the performance of his duties hereunder, provided that any individual expenses greater than $100 shall require prior approval from Amalgamated. Notwithstanding, Amalgamated shall not be required to reimburse travel expenses (e.g., flights, hotels, rental cars, etc.) or expenses for Consultant to maintain a personal office space. Approved reimbursements shall be paid, in accordance with the reimbursement policies of Amalgamated in effect from time to time.

Exhibit E-2 - 2

5.                  Independent Contractor.  Consultant will be an independent contractor providing services to Amalgamated. He will not be an agent of Amalgamated with the authority to bind Amalgamated. Amalgamated will report all payments to be made hereunder on IRS Forms 1099 as payments to Consultant for independent contracting services. Consultant shall not be entitled to participate in any employee benefits plans or programs of Amalgamated (exclusive of his eligibility to participate in group benefit plan(s) with respect to his prior employment with Seller through COBRA). Amalgamated shall not carry worker’s compensation insurance to cover Consultant. Amalgamated shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship. Consultant acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless Amalgamated for any liability, claim, expense, or other cost incurred by Amalgamated arising out of or related to his obligations pursuant to this Section. Nothing herein shall prohibit the Consultant from seeking, obtaining and performing services for other clients (subject to the terms of this Agreement). Consultant shall control the manner, detail and method of performing services hereunder. Consultant expressly warrants that he shall disclose his correct status to all parties with whom Consultant comes in contact in the course of performing the services hereunder. Consultant understands and agrees that he must provide his own office space and that Amalgamated is not providing office space for Consultant to perform services under this Agreement.

6.                  Ownership of Work Product.  Amalgamated shall own all Work Product arising during the period Consultant provided or is providing services to Amalgamated or its predecessors, including Seller and Seller Bank. For purposes hereof, “Work Product” shall mean all intellectual property rights of Amalgamated, including all Trade Secrets (as defined below), U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to Amalgamated or any Affiliate (as defined below), or their business or customers, and that Consultant conceives, develops, or delivers at any time during the period he is providing services to Amalgamated, during or outside normal working hours, in or away from the facilities of Amalgamated, and whether or not requested by Amalgamated.

7.                  Restrictive Covenants.  Consultant acknowledges and agrees that Amalgamated has developed Trade Secrets and Confidential Information to assist it in its business. Consultant further acknowledges and agrees that Amalgamated and each Affiliate has substantial relationships with prospective or existing Customers, as well as Customer goodwill associated with its ongoing business. Amalgamated is retaining the services of Consultant in a position of trust and confidence, and Consultant acknowledges and agrees that Amalgamated has a right to protect these legitimate business interests. Therefore, in consideration for Amalgamated’s decision to retain the services of Consultant; for the compensation and benefits provided to Consultant by Amalgamated under this Agreement; access to Trade Secrets or Confidential Information; and Amalgamated permitting Consultant to come into contact with its Customers and prospects, Consultant hereby agrees to the protective covenants in this Agreement. Consultant expressly agrees that the covenants in this Section 7 shall continue in effect through the entire Restricted Period (as defined in Section 7(d)) regardless of whether Consultant is then entitled to receive any further payments or benefits from Amalgamated. For purposes of this Section 7, Amalgamated shall mean Seller, Seller Bank, and Amalgamated together with each of their parents, subsidiaries and affiliates. Further, Consultant understands and agrees that the protective covenants in this Section 7 are in addition to and supplement the protective covenants contained in any employment agreement or other agreement in effect between Consultant and Seller, Seller Bank, or Amalgamated, or in the Merger Agreement. It is further understood that the covenants contained in this Section 7 survive the term of this Agreement and bind Consultant so long as he is in the service of Amalgamated and including the 24 months subsequent to the termination of such service.

Exhibit E-2 - 3

a.              Trade Secrets. Consultant agrees to maintain in strict confidence and, except as necessary to perform his duties for Amalgamated, to not use or disclose any Trade Secrets of Amalgamated or any Affiliates during or after the period he is providing services to Amalgamated. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Consultant shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Consultant shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by 18 U.S.C. § 1833(b).

b.              Protection of Other Confidential Business Information.  In addition, Consultant agrees to maintain in strict confidence and, except as necessary to perform his duties for Amalgamated, to not use or disclose any Confidential Business Information of Amalgamated during Consultant’s engagement with Amalgamated and for a period of 24 months thereafter (the “Restricted Period”), “Confidential Business Information” shall mean any internal, non-public information of Amalgamated (other than Trade Secrets already addressed above) concerning Amalgamated’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; Customer and supplier information and purchase histories; and employee lists.

c.              Return of Materials.  Consultant shall surrender to Amalgamated, promptly upon its request and in any event upon cessation of his services to Amalgamated, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to Amalgamated, its business, or customers. Upon the request of Amalgamated, Consultant shall certify in writing compliance with the foregoing requirement. Consultant may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

Exhibit E-2 - 4

d.              No Solicitation of Customers.  During the Restricted Period and in the Restricted Territory (as defined below), Consultant promises and agrees that he will:

(i)                 not directly or indirectly solicit, or attempt to solicit any Customer (as defined below) with whom Consultant had direct contact to accept or purchase Financial Products or Services (as defined below) of the same nature, kind or variety as provided to the Customer by Amalgamated (or its predecessors) during the two years immediately preceding the termination of Consultant’s engagement with Amalgamated, and

(ii)               not directly or indirectly influence, or attempt to influence any Customer, joint venturer or other business partner of Amalgamated to alter that person or entity’s business relationship with Amalgamated in any respect.

e.              No Solicitation of Personnel.  During the Restricted Period, Consultant shall not solicit or attempt to solicit, and will not encourage or induce in any way, any employee, joint venturer or independent contractor of Amalgamated to terminate an employment or contractual relationship with Amalgamated. During the Restricted Period, Consultant agrees that he will not hire or retain the services of any person employed by Amalgamated (or its predecessors) during the one year period prior to the termination of Consultant’s engagement with Amalgamated or any person employed by Amalgamated.

f.              Non-Competition Agreement.  During the Restricted Period and in the Restricted Territory, Consultant shall not (without the prior written consent of Amalgamated) engage, undertake or participate in the business of providing, selling, marketing or distributing Financial Products or Services of a similar nature, kind or variety (i) as offered by Amalgamated (or its predecessors) to Customers during the two years immediately preceding the Effective Time, or (ii) as offered by Amalgamated to any of its Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (f), Consultant promises that during the Restricted Period he will not become employed by or serve as a director, partner, consultant, contractor, agent, or owner of 2% or more of the outstanding stock of any entity providing Financial Products or Services described in this subparagraph (f) which is located in or conducts business in the Restricted Territory.

g.              Non-Disparagement. Consultant agrees that at no time during his service with Amalgamated or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of Amalgamated, or any of its respective directors, officers, representatives, agents or employees. Amalgamated agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of its Board and its Chief Executive Officer and President not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of Consultant.

Exhibit E-2 - 5

h.              Geographic Scope.  The restrictions on competition set forth in this Section 7 shall apply to Consultant’s activities within the Restricted Territory. However, the restrictions are intended to apply only with respect to his personal activities within the Restricted Territory and shall not deemed to apply if he is employed by an entity that has branch offices within the Restricted Territory but he does not personally work in or have any business contacts with persons in the Restricted Territory.

i.              Enforceability of Covenants.  Consultant acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Consultant agrees that his former role of President of Seller and Seller Bank involved duties and authority relating to certain aspects of the Business (as defined below) and certain areas of the Restricted Territory. He further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Consultant and Amalgamated agree that his obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Amalgamated to perform its obligations under any other provisions of this Agreement (other than Amalgamated’s failure to make payments to Consultant pursuant to the terms of this Agreement) shall not constitute a defense to the enforceability of this covenant. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Consultant acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Amalgamated and that Amalgamated will be entitled to exercise all rights including, without limitation, seeking to obtain one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in Illinois without the necessity of posting any bond or security (all of which are waived by Consultant), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages. Consultant and Amalgamated hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 7(d), 7(e), and 7(f) and the definition of the term “Business,” to reflect changes in Amalgamated’s business affairs so that the scope of the limitations placed on his activities by Section 7 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by Consultant and Amalgamated.

j.              Extension of Term of Restrictions.  If Consultant violates any of the restrictions set forth in this Section 7, the duration of such restriction shall be extended by a number of days equal to the number of days in which he shall have been determined to be or shall have admitted to being in violation of such restriction.

k.              Remedies.  Consultant acknowledges and agrees that great loss and irreparable damage would be suffered by Amalgamated if he should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section 7. Consultant further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of Amalgamated and agrees that money damages for any breach of such provisions by Consultant are impossible to measure and that Consultant will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action or cause of action against Amalgamated, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Amalgamated of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny Consultant the right to defend against this enforcement on the basis that Amalgamated has no right to its enforcement under the terms of this Agreement. The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

Exhibit E-2 - 6

8.                  Liability for Payments. The Company and the Bank shall apportion any payments or benefits paid to Consultant pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by him for such entity. Consultant’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

9.                  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to Amalgamated shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

10.              Governing Law.  This Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in Illinois or federal court for the Northern District of Illinois shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

11.              Non-Waiver.  Failure of Amalgamated to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

12.              Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Exhibit E-2 - 7

13.              Successors; Binding Agreement.  The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. Consultant’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

14.              Compliance with Regulatory Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to Consultant shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. Consultant agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Company or the Bank.

15.              Compliance with Internal Revenue Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 and Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation §1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 3 shall be treated as a “separate payment”, as defined in Treasury Regulation §1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Consultant’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, Amalgamated does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Consultant’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, Amalgamated shall pay all expense reimbursements under Section 4 as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

16.              280G Limitations. In the event that any payment or benefit, or any combination of payment or benefits, to Consultant under this Agreement (hereinafter “Total Payments”) is determined to be an “excess parachute payment” pursuant to Section 280G of the Code, Consultant’s right to the Total Payments shall automatically be reduced so that the aggregate of the applicable values thereof for purposes of Section 280G of the Code shall be equal to 299 percent of the Consultant’s “base amount.” In making any such determination as to the application and effect of this Section on any Total Payments received or to be received by Consultant, (a) no portion of the Total Payments shall be taken into account which in the opinion of independent certified public accountants or tax counsel selected by the Company (the “Independent Adviser”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (b) those Total Payments provided under this Section shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (a)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Independent Adviser; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Exhibit E-2 - 8

17.              Certain Definitions.

a.                   “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including, but not limited to, the Bank.

b.                  “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

c.                   “Code” shall mean the Internal Revenue Code of 1986, as amended.

d.                  “Customer” shall mean any individual, joint venturer, entity of any sort, or other business partner of Seller, Seller Bank, or Amalgamated, or any of their parents, subsidiaries, or affiliates, with, for or to whom Seller or Seller Bank or Amalgamated has provided Financial Products or Services during the last two years of Consultant’s service with Amalgamated (or its predecessors); or any individual, joint venturer, entity of any sort, or business partner whom Seller, Seller Bank, or Amalgamated, or any of their parents, subsidiaries, or affiliates, has identified as a prospective customer of Financial Products or Services within the last two years of Consultant’s service with Amalgamated (or its predecessors).

e.                   “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

f.                   “Financial Products or Services” shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Amalgamated or any Affiliate at the time Consultant’s service with Amalgamated terminates, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which Consultant was involved during his service with Amalgamated (or its predecessors).

g.                  “Restricted Territory” shall mean the geographic areas composed of the circles having the banking offices of Amalgamated as their centers, with each such circle having a radius of 25 miles.

Exhibit E-2 - 9

18.              Entire Agreement.  This Agreement constitutes the entire agreement between Amalgamated and Consultant with respect to his engagement with Amalgamated or any of the Affiliates following the Effective Time, and supersedes all prior agreements, understandings and arrangements, oral or written, with respect to the subject matter hereof.

19.              Survival.  The obligations of the parties pursuant to Sections 6, 7 and 10, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

20.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Exhibit E-2 - 10

IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed by its duly authorized officer, and Consultant has signed this Agreement, effective as of the date described above.

AMALGAMATED FINANCIAL CORP.

By:
Name:
Title:

AMALGAMATED BANK

By:
Name:
Title:

James T. Landenberger

[Signature Page to Consulting Agreement]